$1,750,000,000

CREDIT AGREEMENT

dated as of

November 9, 2012

among

CUMMINS INC.,
CUMMINS LTD.,
CUMMINS POWER GENERATION LTD.,
CUMMINS GENERATOR TECHNOLOGIES LIMITED,

THE ELIGIBLE SUBSIDIARIES REFERRED TO HEREIN

The LENDERS Party Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Issuing Bank and Swingline Lender,

BANK OF AMERICA, N.A.,
as Syndication Agent and Swingline Lender,

ING BANK N.V., DUBLIN BRANCH,

as Co-Documentation Agent and Swingline Lender

and

Export Development Canada,
HSBC Bank USA, N.A.,
The Royal Bank of Scotland plc,
U.S. Bank N.A.,
as Co-Documentation Agents
___________________________

J.P. MORGAN SECURITIES LLC,
Joint Bookrunner and Joint Lead Arranger

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
Joint Bookrunner and Joint Lead Arranger

ING CAPITAL LLC,
Joint Lead Arranger

SCHEDULES

Schedule 1.01       –    Mandatory Costs

Schedule 2.01       –    Commitments

Schedule 2.05       –    Existing Letters of Credit

EXHIBITS

Exhibit A      –    Form of Assignment and Assumption

Exhibit B-1   –    Form of Opinion of Company’s External Counsel

Exhibit B-2   –    Form of Opinion of Company’s Internal Counsel

Exhibit B-3   –    Form of Opinion of Original Subsidiary Borrowers’ Counsel

Exhibit C      –    Form of Opinion of Eligible Subsidiary’s Counsel

Exhibit D      –    Election to Participate

Exhibit E       –    Election to Terminate

Exhibit F       –    Form of Compliance Certificate

iv

CREDIT AGREEMENT dated as of November 9, 2012 among CUMMINS INC., CUMMINS LTD., CUMMINS POWER GENERATION LTD., CUMMINS GENERATOR TECHNOLOGIES LIMITED, the ELIGIBLE SUBSIDIARIES referred to herein, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank and Swingline Lender, BANK OF AMERICA, N.A., as Syndication Agent and Swingline Lender, ING BANK N.V., DUBLIN BRANCH, as Co-Documentation Agent and Swingline Lender, and Export Development Canada, HSBC Bank USA, N.A., The Royal Bank of Scotland plc and U.S. Bank N.A., as Co-Documentation Agents.

The parties hereto agree as follows:

Article 1
Definitions

Section 1.01.     Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Margin” has the meaning assigned to such term in Section 2.21.

“Additional Letter of Credit” means a letter of credit issued hereunder by an Issuing Bank on or after the Effective Date.

“Adjusted LIBO Rate” means (a) with respect to any Euro-Currency Borrowing denominated in Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) with respect to any Euro-Currency Borrowing denominated in an Alternative Currency for any Interest Period, an interest rate per annum equal to (i) the LIBO Rate for such Interest Period plus (ii) in the case of a Euro-Currency Loan of a Lender which is lent from a branch or office in England or a Participating Member State, the Mandatory Costs.

“Administrative Agent” means JPMCB and its Affiliates, as applicable, in each case in its capacity as administrative agent for the Lenders hereunder, provided that the rights of the Administrative Agent under Article 8, Section 12.02 and Section 12.04 shall be exercised solely by JPMCB (or its successors) in its capacity as Administrative Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent, the Syndication Agent and each Co-Documentation Agent.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the sum of 1% plus the rate for deposits in Dollars with a one-month maturity appearing on the Screen at approximately 11:00 a.m., London time, on such day (or if such day is not a Euro-Dollar Business Day, on the immediately preceding Euro-Dollar Business Day).  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Alternative Currency” means Euro or Pound Sterling.

“Alternative Currency Loan” means a Loan that is made in an Alternative Currency pursuant to the applicable Borrowing Request (or request pursuant to Section 2.04).  Any Loan made in the currency of a Participating Member State before the date on which such Participating Member State adopts the Euro as its currency (the “Entry Date”) and still outstanding on the Entry Date shall be prepaid on the last day of the Interest Period applicable thereto on the Entry Date.

“Alternative Currency Exposure” means the sum of (a) the aggregate Dollar Amount of outstanding Alternative Currency Loans plus (b) the aggregate Dollar Amount of LC Exposure with respect to Letters of Credit which are denominated in an Alternative Currency.

“Alternative Currency Sublimit” means $200,000,000.

“Applicable Lending Office” means, with respect to any Lender, (a) in the case of its ABR Loans, its Domestic Lending Office, (b) in the case of its Euro-Currency Loans, its Euro-Currency Lending Office and (c) in the case of its Swingline Loans, its Swingline Lending Office.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.23 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Euro-Currency Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable ABR Margin or Euro-Currency Margin or the Commitment Fee Rate, respectively, in each case as determined for such day in accordance with Section 2.21.

“Approved Fund” has the meaning assigned to such term in Section 12.04.

“Approved Jurisdiction” means (i) the United States, (ii) England and Wales in the United Kingdom and (iii) any other jurisdiction approved for this purpose by each of the Lenders.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of each party whose consent is required by Section 12.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Company.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments in whole.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that, for avoidance of doubt, a Bankruptcy Event shall not result solely by virtue of (i) any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof or (ii) in the case of a solvent person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, in any such case, where such action does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any obligations of such Person hereunder.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“BofA” means Bank of America, N.A., a national banking association.

“Borrower” means the Company, any Original Subsidiary Borrower or any Eligible Subsidiary, as the context may require, and their respective successors, and “Borrowers” means all of the foregoing.  When used in relation to any Loan or Letter of Credit, references to “the Borrower” are to the particular Borrower to which such Loan is or is to be made or at whose request such Letter of Credit is or is to be issued.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Euro-Currency Loans, denominated in the same currency and as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Calendar Quarter” means a three-month period consisting of (i) each January, February and March, (ii) each April, May and June, (iii) each July, August and September or (iv) each October, November and December.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on the date of this Agreement, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the date of this Agreement.

“Change in Control” means that (a) any Person or group of persons within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 becomes the beneficial owner, directly or indirectly, of 30% or more of the outstanding common stock of the Company or (b) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of the board of directors of the Company (which, for the purpose of this definition, shall be deemed not to mean any committee of the board of directors of the Company).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“CLO” has the meaning assigned to such term in Section 12.04.

“Co-Documentation Agents” means ING Bank N.V., Dublin Branch, Export Development Canada, HSBC Bank USA, N.A., The Royal Bank of Scotland plc and U.S. Bank N.A, in their capacity as co-documentation agents in respect of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate Dollar Amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.24 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $1,750,000,000.

“Commitment Fee Rate” has the meaning assigned to such term in Section 2.21.

“Company” means Cummins Inc., an Indiana corporation.

“Consolidated” means, as applied to any financial or accounting term with respect to any Person, such term determined on a consolidated basis in accordance with GAAP for such Person and all consolidated subsidiaries thereof.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary or other non-cash losses, costs, expenses or charges for such period, (v) any loss for such period of any joint venture accounted for on the equity method (except to the extent the Company or a Subsidiary actually made an investment in such joint venture during such period to offset such loss) and (vi) Consolidated EBITDA Addbacks in an aggregate amount not to exceed $200,000,000 during any period of four consecutive fiscal quarters, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary gains for such period and (ii) any income of any such joint venture for such period, except to the extent that dividends or other distributions were actually paid by such joint venture to the Company or a Subsidiary during such period, all determined on a Consolidated basis in accordance with GAAP.  For the purposes of calculating Consolidated EBITDA for any period, if during such period the applicable Person or any of its Subsidiaries shall have consummated a Specified Transaction (as defined below), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Specified Transaction occurred on the first day of such period.  For purposes hereof, “Specified Transaction” means any transaction or series of related transactions resulting in (a) the acquisition or disposition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition or disposition of in excess of 50% of the Equity Interests of any Person or (c) a merger or consolidation or any other combination with another Person (other than the Company or any of its Subsidiaries).

“Consolidated EBITDA Addbacks” means (a) fees, costs, expenses, reserves and charges relating to restructurings, including business organization expenses, costs related to the closure and/or consolidation of facilities, retention charges and recruiting, relocation, severance and signing bonuses and expenses, (b) fees, costs, expenses and charges for such period in connection with (i) any issuance or incurrence of indebtedness or equity, (ii) any acquisition or investment and (iii) any divestiture and (c) losses, costs and expenses arising from or in connection with discontinued operations or casualty events.

 “Consolidated Net Income” means, for any period, the net earnings (loss) of the Company and its Subsidiaries for such period, computed and Consolidated in accordance with GAAP.

“Consolidated Subsidiary” means, at any date, any Subsidiary or other entity the accounts of which would be Consolidated with those of the Company in its Consolidated financial statements if such statements were prepared as of such date.

“Continuing Director” means any member of the board of directors of the Company who is (i) a director of the Company on the date of this Agreement, (ii) nominated by the board of directors of the Company or (iii) appointed by directors referred to in clauses (i) and (ii).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Company and each other Borrower.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Domestic Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans, (ii) fund all or any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s reasonable determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or the Administrative Agent and the Company in writing, or has made a public statement to the effect, that it does not intend or expect to comply with all or any portion of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s reasonable determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Domestic Business Days after request by the Administrative Agent or the Company, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or the Company’s receipt of such certification in form and substance satisfactory to it, or (d) has become the subject of a Bankruptcy Event or has a Parent that has become the subject of a Bankruptcy Event.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Amount” means, at any time:

(a)     with respect to any Dollar-Denominated Loan, the principal amount thereof then outstanding;

(b)     with respect to any Alternative Currency Loan, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars in accordance with Section 2.20(a); and

(c)     with respect to any Letter of Credit or LC Disbursement, (A) if denominated in Dollars, the amount thereof and (B) if denominated in an Alternative Currency, the amount thereof converted to Dollars in accordance with Section 2.20(b).

“Dollar-Denominated Loan”  means a Loan that is made in Dollars.

“Dollar-Denominated Revolving Borrowing” means a Revolving Borrowing denominated in Dollars.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Company and the Administrative Agent.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 12.02).

“Election to Participate” means an Election to Participate substantially in the form of Exhibit D.

“Election to Terminate” means an Election to Terminate substantially in the form of Exhibit E.

“Eligible Subsidiary” means any Wholly-Owned Consolidated Subsidiary organized under the laws of an Approved Jurisdiction (i) as to which an Election to Participate shall have been delivered to the Administrative Agent and (ii) as to which an Election to Terminate with respect to such Election to Participate shall not have been delivered to the Administrative Agent.  Each such Election to Participate and Election to Terminate shall be duly executed on behalf of such Wholly-Owned Consolidated Subsidiary and the Company in such number of copies as the Administrative Agent may request.  If at any time a Subsidiary theretofore designated as an Eligible Subsidiary no longer qualifies as a Wholly-Owned Consolidated Subsidiary, the Company shall cause to be delivered to the Administrative Agent an Election to Terminate terminating the status of such Subsidiary as an Eligible Subsidiary.  The delivery of an Election to Terminate shall not affect any obligation of an Eligible Subsidiary theretofore incurred or the Company’s guarantee thereof.  The Administrative Agent shall promptly give notice to the Lenders of the receipt of any Election to Participate or Election to Terminate.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (c) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (d) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (e) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (f) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent”, or in “reorganization” within the meaning of Title IV of ERISA or in “endangered” or in “critical” status within the meaning of Section 432 of the Code or Section 304 of ERISA; (g) a determination that any Plan is or is reasonably expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (h) the conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a lien shall have been met with respect to any Plan; (i) the cessation of operations at a facility of the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; or (j) a Foreign Plan Event.

“Euro” means the single currency of the Participating Member States.

“Euro-Currency Business Day” means a Euro-Dollar Business Day; provided that (a) when used in connection with an Alternative Currency Loan or LC Exposure denominated in an Alternative Currency, the term “Euro-Currency Business Day” shall exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market and (b) when used in connection with any Loan or LC Exposure denominated in Euro, the term “Euro-Currency Business Day” shall exclude any day on which the TARGET2 payment system is not open for the settlement of payment in Euro.

“Euro-Currency Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Currency Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Currency Lending Office by notice to the Company and the Administrative Agent; provided that any Lender may from time to time by notice to the Borrower and the Administrative Agent designate separate Euro-Currency Lending Offices for its Loans in different currencies and/or to different Borrowers, in which case all references herein to the Euro-Currency Lending Office of such Lender shall be deemed to refer to any or all of such offices, as the context may require.

“Euro-Currency Loan” means a Euro-Dollar Loan or an Alternative Currency Loan.

“Euro-Currency Margin” means the applicable rate determined in accordance with Section 2.21.

“Euro-Dollar”, when used in reference to any Loan or Borrowing made in Dollars, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

“Event of Default” has the meaning assigned to such term in Article 8.

“Evergreen Letter of Credit” means a Letter of Credit that is automatically extended unless the applicable Issuing Bank gives notice to the beneficiary thereof stating that such Letter of Credit will not be extended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower under any Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America, or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new Applicable Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 2.16(a) or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), (f) and (g), and (d) Taxes resulting from FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of July 16, 2010, as amended, among the Company, and the Subsidiaries, lenders and agents party thereto.

“Existing Letters of Credit” means the letters of credit issued by an Issuing Bank before the Effective Date and listed in Schedule 2.05.

“Extension Agreement” has the meaning assigned to such term in Section 2.24(a).

“Extension Date” has the meaning assigned to such term in Section 2.24(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Domestic Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Domestic Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or assistant treasurer.

“Fitch” means Fitch Ratings, Ltd.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction outside the United States.

“Foreign Plan” shall mean any benefit plan maintained or contributed to by the Company or any Subsidiary that, under applicable law other than the laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Plan Event” shall mean, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority; (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments; (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan; (d) the incurrence of any liability by the Company or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein; or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Company or any Subsidiary, or the imposition on the Company or any Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“GAAP” means generally accepted accounting principles in the United States as described in Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person means, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that, the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  It is understood and agreed that the amount of any Guarantee of or by any Person shall be deemed to be the lower of (a) the amount of Indebtedness in respect of which such Guarantee exists and (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances and (j) net obligations under Swap Agreements.  The Indebtedness of any Person shall also include the Indebtedness of any partnership in which such Person is a general partner, except to the extent that recourse against such general partner (as a general partner) has been contractually waived or limited.  Notwithstanding the foregoing, the term “Indebtedness”, in respect of the Company and its Subsidiaries, shall not include (i) deferred compensation and employee benefit obligations for officers and employees of the Company or any of its Subsidiaries, (ii) trade and similar payables and accrued expenses or liabilities incurred in the ordinary course of business, (iii) any customary earnout or holdback in connection with an acquisition not prohibited by this Agreement, (iv) any obligations in respect of customer advances held in the ordinary course of business, (v) performance bonds, performance guarantees or similar obligations (or contingent reimbursement obligations in respect of bank guarantees or letters of credit in lieu thereof) entered into in the ordinary course of business or (vi) any Indebtedness that has been defeased, provided that funds in an amount equal to all such Indebtedness (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance) have been irrevocably deposited with a trustee for the benefit of the relevant holders of such Indebtedness.  If any Indebtedness is limited to recourse against a particular asset or assets of a Person, the amount of the corresponding Indebtedness shall be equal to the lesser of the amount of such Indebtedness and the fair market value of such asset or assets, as determined by the Company in good faith, at the date for determination of the amount of such Indebtedness.  For all purposes of this Agreement, the amount of Indebtedness of the Company and its Subsidiaries shall be calculated without duplication of guaranty obligations of the Company or any Subsidiary in respect thereof.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under this Agreement.

“Information Memorandum” means the Confidential Information Memorandum dated October 16, 2012 relating to the Company and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Euro-Currency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Euro-Currency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Euro-Currency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, or six months, or (subject to the availability to each Lender of matching deposits for such periods in the London interbank market) nine or twelve months thereafter, as the Borrower may elect; provided that: (a) if any Interest Period would end on a day other than a Euro-Currency Business Day, such Interest Period shall be extended to the next succeeding Euro-Currency Business Day unless such next succeeding Euro-Currency Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Euro-Currency Business Day; and (b) any Interest Period pertaining to a Euro-Currency Borrowing that commences on the last Euro-Currency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Euro-Currency Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter, other than for purposes of Section 4.02, shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMCB or one or more other Lenders designated by the Company who agree to become Issuing Banks, in each case in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(j).  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (excluding Sections 2.05(k) and 12.04(b)(i)(B)).

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate Dollar Amount of the undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Termination Date” means, at any time, the date that is the fifth Euro-Currency Business Day prior to the latest Maturity Date then in effect as to any Lender.

“Lender Party” means the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Letter of Credit” means any Existing Letter of Credit or Additional Letter of Credit.

“LIBO Rate” means, with respect to any Euro-Currency Borrowing for any Interest Period, the rate appearing on the Screen at approximately 11:00 a.m., London time, two Euro-Currency Business Days prior to the commencement of such Interest Period (or, in the case of a Swingline Borrowing, on the date of commencement of such Interest Period), as the rate for deposits in Dollars or the relevant Alternative Currency with a maturity comparable to such Interest Period.  In the event that such rate is not available for such currency at such time for any reason, then the “LIBO Rate” with respect to such Euro-Currency Borrowing for such Interest Period shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the respective rates at which deposits of the relevant currency with a maturity comparable to such Interest Period are offered by the Reference Banks in immediately available funds in the London interbank market at the applicable time specified above.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, but excluding, for the avoidance of doubt, any operating lease.

“Loan Documents” means this Agreement, each Election to Participate and any promissory notes issued to any Lender hereunder.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Mandatory Cost” means an amount determined in accordance with Schedule 1.01 hereto.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and the Subsidiaries taken as a whole, (b) the ability of the Company to perform any of its material obligations under the Loan Documents or (c) the validity or enforceability of, or the rights of or remedies available to the Lenders under, the Loan Documents; provided, however, that events, circumstances, changes, effects or conditions with respect to the Company and its Subsidiaries disclosed in any Form 10-K, Form 10-Q or Form 8-K filed by the Company with the Securities and Exchange Commission prior to November 6, 2012 shall not constitute a “Material Adverse Effect” to the extent so disclosed.

“Maturity Date” means November 9, 2017 or, as to any Lender for which the Maturity Date is extended pursuant to Section 2.24, the date to which the Maturity Date is so extended or, if such day is not a Euro-Currency Business Day, the next preceding Euro-Currency Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Original Subsidiary Borrower” means each of Cummins Ltd., a company incorporated under the laws of England and Wales in the United Kingdom, Cummins Power Generation Ltd., a company incorporated under the laws of England and Wales in the United Kingdom, and Cummins Generator Technologies Limited, a company incorporated under the laws of England and Wales in the United Kingdom.  The Company may, by delivery to the Administrative Agent of an Election to Terminate, terminate the status of any of the above-listed Subsidiaries as an Original Subsidiary Borrower.  The delivery of an Election to Terminate shall not affect any obligation of an Original Subsidiary Borrower theretofore incurred or the Company’s guarantee thereof.  The Administrative Agent shall promptly give notice to the Lenders of the receipt of any such Election to Terminate.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 12.04.

“Participant Register” has the meaning assigned to such term in Section 12.04(e).

“Participating Member States” means those members of the European Union from time to time which adopt a single, shared currency.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pound Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority Indebtedness” shall mean, at any time, without duplication, (i) the aggregate principal amount of all Indebtedness of the Company then outstanding which Indebtedness is secured by Liens on property and assets of the Company or any Subsidiary (other than Indebtedness secured by Liens described in (a) through (l) of Section 6.01), and (ii) the aggregate principal amount of all outstanding Indebtedness of all Subsidiaries (other than (x) Indebtedness hereunder, (y) Indebtedness of Subsidiaries payable to the Company or any Wholly-Owned Consolidated Subsidiary and (z) any unsecured Guarantee of Indebtedness issued by the Company; provided that such Subsidiary shall also have guaranteed the obligations hereunder on or prior to the date on which such Guarantee is given).

“Reference Banks” means the principal London offices of JPMCB, BofA and ING Bank N.V., Dublin Branch.

“Register” has the meaning set forth in Section 12.04.

“Regulation D” shall mean Regulation D of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board, as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board, as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time (exclusive in each case of the Commitment(s) and Revolving Credit Exposure(s) of Defaulting Lenders).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding Dollar Amount of such Lender’s Revolving Loans and the aggregate Dollar Amount of its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“S&P” means Standard & Poor’s.

 “Screen” means (a) with respect to Dollar-Denominated Loans, the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates and (b) with respect to Alternative Currency Loans, the Reuters screen selected by the Administrative Agent that displays rates for interbank deposits in the appropriate Alternative Currency or, in the case of either (a) or (b), any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the London interbank market.

“Securitization Financing” means, at any date, the aggregate amount of financing raised through securitization transactions by the Company and its Consolidated Subsidiaries and outstanding at such date to the extent the same do not give rise to Indebtedness of the Company or a Consolidated Subsidiary.

“Significant Subsidiary” means (a) each of Cummins Engine IP, Inc., Cummins Filtration IP, Inc., Cummins Intellectual Property, Inc., Cummins PowerGen IP, Inc., Cummins Filtration Inc. and Cummins Power Generation Inc. and (b) any Subsidiary (which term, as used in this definition, includes such Subsidiary’s subsidiaries) which meets any of the following conditions:

(i)          the Company’s and the other Subsidiaries’ outstanding investments in and advances to such Subsidiary exceed 10% of the Consolidated total assets of the Company, in each case as of the end of the most recently completed fiscal year of the Company for which financial statements have been delivered pursuant to Section 5.04(a);

(ii)          the total assets (after intercompany eliminations) of such Subsidiary exceed 10% of the Consolidated total assets of the Company as of the end of the most recently completed fiscal year of the Company for which financial statements have been delivered pursuant to Section 5.04(a);

(iii)          the net sales of such Subsidiary (after intercompany eliminations) exceed 10% of the Consolidated net sales of the Company for the most recently completed fiscal year of the Company for which financial statements have been delivered pursuant to Section 5.04(a); or

(iv)          any Subsidiary with or into which a Significant Subsidiary is merged or which has acquired all or substantially all the assets of a Significant Subsidiary in either case pursuant to a transaction permitted by Section 6.03; provided, however, that such Subsidiary shall cease to be a Significant Subsidiary at the time of delivery pursuant to Section 5.04(a) of financial statements covering the fiscal year in which such transaction occurred unless one of the conditions set forth in clauses (i), (ii) or (iii) above is satisfied with respect to such Subsidiary.

“Spot Rate” means, for any Alternative Currency on any day, the average of the Administrative Agent’s spot buying and selling rates for the exchange of such Alternative Currency and Dollars as of approximately 11:00 A.M. (London time) on such day.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D).  Such reserve percentages shall include those imposed pursuant to Regulation D.  Euro-Currency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power are, at the time any determination is being made, owned, controlled or held by the parent or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate Dollar Amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means each of BofA, JPMCB and ING Bank N.V., Dublin Branch, in its capacity as lender of Swingline Loans hereunder.

“Swingline Lending Office” means, as to each Swingline Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Swingline Lending Office) or such other office as such Swingline Lender may hereafter designate as its Swingline Lending Office by notice to the Company and the Administrative Agent.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agent” means BofA, in its capacity as syndication agent in respect of this Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminating Lender” has the meaning set forth in Section 2.24(d).

“Total Debt” means the Indebtedness of the Company and its Subsidiaries, Consolidated in accordance with GAAP; provided that the term “Total Debt” shall in any event exclude (i) contingent obligations of the Company or any Subsidiary in respect of letters of credit, unless such letter of credit supports other Indebtedness of any Person other than the Company and its Subsidiaries and (ii) net obligations under Swap Agreements.

“Transactions” means the execution, delivery and performance by the Credit Parties of the Loan Documents, the borrowing of Loans and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“United States” or “U.S.” means the United States of America, including the States thereof and the District of Columbia, but excluding its territories and possessions.

“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time owned by the Company or one or more Wholly-Owned Consolidated Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” has the meaning assigned to such term in Section 2.16(a).

Section 1.02.     Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., an “ABR Loan”) or by Class and Type (e.g., an “ABR Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., an “ABR Borrowing”) or by Class and Type (e.g., an “ABR Revolving Borrowing”).

Section 1.03.     Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall” and the word “permit” shall be construed to have the same meaning and effect as the word “suffer”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein), (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04.     Accounting Terms; GAAP.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any provision hereof to eliminate the effect of any change in GAAP (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend any provision hereof for such purpose), then such provision shall be applied on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Company and the Required Lenders; provided, further, that any obligations relating to a lease that was accounted for by the Company or any of its Subsidiaries in accordance with GAAP as an operating lease as of the Effective Date and any operating lease entered into after the Effective Date by the Company or any of its Subsidiaries that would under GAAP as in effect on the Effective Date have been accounted for as an operating lease shall be accounted for as obligations relating to an operating lease and not as capital lease obligations (other than for purposes of the preparation and delivery of financial statements).

Article 2
The Credits

Section 2.01.     Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans denominated in Dollars or in an Alternative Currency as the Borrower elects pursuant to Section 2.03 to the Borrower from time to time during the Availability Period; provided that, immediately after each such Loan is made, (x) the amount of each Lender’s Revolving Credit Exposure shall not exceed such Lender’s Commitment and (y) the Alternative Currency Exposure shall not exceed the Alternative Currency Sublimit.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02.     Loans and Borrowings.  (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)          Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans or Euro-Currency Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Euro-Currency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)          At the time that any Revolving Borrowing is made, such Borrowing shall be (i) in the case of a Dollar-Denominated Borrowing, in an aggregate Dollar Amount that is not less than $10,000,000 and an integral multiple of $1,000,000 and (ii) in the case of a Borrowing denominated in an Alternative Currency, in an aggregate amount in such Alternative Currency that is not less than 10,000,000 units of such Alternative Currency and an integral multiple of 1,000,000 units of such Alternative Currency; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).  Each Swingline Loan shall be in a Dollar Amount that is an integral multiple of $100,000 and not less than $500,000, or, in the case of a Swingline Loan denominated in an Alternative Currency, in an amount in such Alternative Currency that is an integral multiple of 100,000 units of such Alternative Currency and not less than 500,000 units of such Alternative Currency.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Euro-Currency Borrowings outstanding.

(d)          Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03.     Requests for Revolving Borrowings.  To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request (a) in the case of a Euro-Dollar Borrowing, by telephone not later than 11:00 a.m., New York City time, three Euro-Dollar Business Days before the date of the proposed Borrowing, (b) in the case of an Alternative Currency Borrowing, in writing at its London office not later than 11:00 a.m. London time, three Euro-Currency Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, by telephone not later than 11:00 a.m., New York City time, one Domestic Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such Borrowing Request shall be irrevocable and each such telephonic Borrowing Request shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)          the currency and the aggregate amount (in such currency) of the requested Borrowing;

(ii)          the date of such Borrowing, which shall be a Domestic Business Day in the case of an ABR Revolving Borrowing and a Euro-Currency Business Day in the case of a Euro-Currency Borrowing;

(iii)          in the case of a Revolving Borrowing in Dollars, whether such Borrowing is to be an ABR Borrowing or a Euro-Dollar Borrowing;

(iv)          in the case of a Euro-Currency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Borrowing denominated in Dollars is specified, then the requested Revolving Borrowing shall be a Euro-Dollar Borrowing with an Interest Period of one month’s duration.  If no Interest Period is specified with respect to any requested Euro-Currency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.     Swingline Loans.  (a) Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to any Borrower in an Alternative Currency or (solely in the case of Swingline Loans made by JPMCB and BofA) in Dollars, as the Borrower elects, from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding a Dollar Amount equal to $200,000,000, (ii) the aggregate principal amount of outstanding Swingline Loans made by any Swingline Lender exceeding a Dollar Amount equal to $67,000,000, (iii) the total Revolving Credit Exposures of all Lenders exceeding the total Commitments or (iv) the Alternative Currency Exposure exceeding the Alternative Currency Sublimit; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

                  (b)          To request a Swingline Loan, the Borrower shall notify the applicable Swingline Lender (with a copy to the Administrative Agent) of such request by telephone (confirmed by facsimile or electronic communication, if arrangements for doing so have been approved by the applicable Swingline Lender), (i) in the case of an Alternative Currency Borrowing or a Euro-Dollar Borrowing, at its London office no later than 12:00 (noon) London time on the date of the proposed Swingline Loan (provided that the Borrower shall confirm such request by facsimile (or electronic communication, if arrangements for doing so have been approved by the applicable Swingline Lender) no later than 12 (noon) London time on the date of the proposed Swingline Loan), and (ii) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Domestic Business Day in the case of Dollar-Denominated Loans or a Euro-Currency Business Day in the case of an Alternative Currency Loan), currency and amount of the requested Swingline Loan and the location and number of the Borrower’s account to which the funds are to be disbursed.  Each Swingline Lender shall make each Swingline Loan to be made by it available to the Borrower by means of a credit to the account designated by the Borrower for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the applicable Issuing Bank) by (i) 4:00 p.m. London time, in the case of Alternative Currency Loans and (ii) 4:00 p.m., New York City time, in the case of Dollar-Denominated Loans, on the requested date of such Swingline Loan.

                   (c)          Any Swingline Lender may by written notice given to the Administrative Agent not later than (i) 10:00 a.m., London time, on any Euro-Currency Business Day, in the case of Alternative Currency Loans or (ii) 10:00 a.m., New York City time, on any Domestic Business Day, in the case of Dollar-Denominated Loans, require the Lenders to acquire participations on such Euro-Currency Business Day or Domestic Business Day (as applicable) in all or a portion of its Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each  Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of such Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Lender.  Any amounts received by such Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.05.     Letters of Credit.  (a) Existing Letters of Credit.  On the Effective Date, without further action by any party hereto, each applicable Issuing Bank shall be deemed to have granted to each Lender, and each Lender shall be deemed to have acquired from such Issuing Bank, a participation in each Existing Letter of Credit equal to such Lender’s Applicable Percentage of (i) the aggregate amount available to be drawn thereunder and (ii) the aggregate unpaid amount of any outstanding reimbursement obligations in respect thereof.  Such participations shall be on all the same terms and conditions as participations granted in Additional Letters of Credit under Section 2.05(e).

(b)          General.  Subject to the terms and conditions set forth herein, any Borrower may request the issuance of Additional Letters of Credit denominated in Dollars or in an Alternative Currency for its own account in a form acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Additional Letter of Credit, the terms and conditions of this Agreement shall control.

(c)          Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of an Additional Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to such Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of an Additional Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Euro-Currency Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the currency and amount in such currency of such Additional Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form (with such changes thereto as the parties may agree upon) in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $200,000,000, (ii) the Alternative Currency Exposure shall not exceed the Alternative Currency Sublimit and (iii) the total Revolving Credit Exposures of all Lenders shall not exceed the total Commitments.

(d)          Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Additional Letter of Credit or, in the case of any renewal or extension thereof, one year after such renewal or extension (or, if any such day is not a Euro-Currency Business Day, the next preceding Euro-Currency Business Day) and (ii) the LC Termination Date; provided that an Additional Letter Credit may expire after, but in any event no later than one year after, the LC Termination Date, if such Additional Letter of Credit is cash collateralized in accordance with Section 2.05(k) or backed by a standby letter of credit from a financial institution with a rating of A2 or higher from Moody’s or A or higher from S&P on the date of its issuance, renewal or extension (as applicable), in each case in an amount and on terms satisfactory to the Administrative Agent and the applicable Issuing Bank.  The expiry date of any Letter of Credit may be extended from time to time (i) at the Borrower’s request in accordance with (c) above or (ii) in the case of an Evergreen Letter of Credit, automatically, in each case so long as such extension (A) is for a period not exceeding one year, (B) is granted (or the last day on which notice can be given to prevent such extension occurs) no earlier than three months before the then existing expiry date thereof and (C) does not extend beyond the LC Termination Date (unless the requirements of the proviso set forth in the prior sentence are satisfied).

(e)          Participations.  By the issuance of an Additional Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank in the applicable currency, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)          Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the currency of such LC Disbursement (i) if such LC Disbursement shall have been denominated in Dollars, not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on (x) the Domestic Business Day that the Borrower receives such notice, if such notice is received prior to 9:00 a.m., New York City time, on the day of receipt or (y) the Domestic Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt and (ii) if such LC Disbursement shall have been denominated in an Alternative Currency, not later than 12:00 noon, London time, on the Euro-Currency Business Day following the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 4:00 p.m., London time, on the date such LC Disbursement is made, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, London time, on (x) the Euro-Currency Business Day following the date that the Borrower receives such notice, if such notice is received prior to 4:00 p.m., London time, on the day of receipt or (y) the second Euro-Currency Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with (A) in the case of LC Disbursements denominated in Dollars, an ABR Revolving Borrowing (of not less than $10,000,000) or a Swingline Loan (of not less than $500,000) in an equal amount and (B) in the case of LC Disbursements denominated in an Alternative Currency, a Euro-Currency Borrowing for an equivalent amount in such currency and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan or Euro-Currency Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g)          Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)          Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(i)          Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, (i) if such amount is denominated in Dollars, at the rate per annum then applicable to ABR Revolving Loans, (ii) if such amount is denominated in an Alternative Currency, at the rate per annum equal to the sum of the Applicable Rate with respect to Euro‑Currency Loans plus the rate per annum at which one-day deposits in relevant currency in an amount approximately equal to such unpaid amount are offered by the principal London office of the Administrative Agent in the London interbank market for such day; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then 2% per annum shall be added to the applicable rate specified above.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(j)          Replacement of an Issuing Bank.  Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k)          Cash Collateralization.  If any Event of Default shall occur and be continuing (but, except in the case of an Event of Default under clause (b), (c), (g) or (h) of Article 8, only if the maturity of any then outstanding Loans shall have been accelerated and the Commitments terminated pursuant to Article 8), on the Domestic Business Day that the Company receives notice from the Administrative Agent given upon request of the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in each relevant currency equal to the LC Exposure in such currency as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral will become effective immediately, and such deposit will become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (g) or (h) of Article 8.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Company hereby grants a lien and security interest in, and sole and exclusive dominion and control, including the exclusive right of withdrawal, over such account to the Administrative Agent.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement.  If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived free and clear of all Liens created hereunder.

Section 2.06.     Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof:

(i)          if such Borrowing is to be made in Dollars, not later than 12:00 noon (New York City time), in funds immediately available in New York City, to the account of the Administrative Agent most recently designated for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04; or

(ii)          if such Borrowing is to be made in an Alternative Currency, not later than 12:00 noon (London time), in such Alternative Currency (in such funds as may then be customary for the settlement of international transactions in such Alternative Currency) to the account of the Administrative Agent as shall have most recently been designated by the Administrative Agent for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.

The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

Each Lender may, at its option, make any Loan available to any Borrower not organized in the United States by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.

(b)          Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate (if such amount was distributed in Dollars) or the rate per annum at which one‑day deposits in the relevant currency are offered by the principal London office of the Administrative Agent in the London interbank market (if such amount was distributed in an Alternative Currency).

Section 2.07.     Interest Elections.  (a) Each Dollar-Denominated Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Euro-Dollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Euro-Dollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)          To make an election pursuant to Section 2.07(a), the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Dollar-Denominated Loan of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)          Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to paragraphs (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Domestic Business Day in the case of an ABR Borrowing and a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Euro-Dollar Borrowing; and

(iv)          if the resulting Borrowing is a Euro-Dollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Euro-Dollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          If the Borrower fails to deliver a timely Interest Election Request with respect to a Euro-Dollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Euro-Dollar Borrowing with an Interest Period of one month’s duration.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Euro-Dollar Borrowing and (ii) unless repaid, each Euro-Dollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(f)          Each Revolving Loan that is an Alternative Currency Loan shall have an initial Interest Period as specified in the applicable Borrowing Request.  Thereafter, the Borrower may elect to continue such Borrowing and may elect Interest Periods therefor, by notifying the Administrative Agent of such election by telephone by the time and at the office that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting an Alternative Currency Loan to be made on the effective date of such election.  The Borrower may elect different options with respect to different portions of the affected Borrowing (each in a minimum Dollar Amount of $10,000,000), in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Promptly following receipt of such Interest Election Request the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.  If the Borrower fails to deliver a timely Interest Election Request with respect to an Alternative Currency Borrowing prior to the end of the Interest Period applicable thereto, or any Interest Election Request fails to specify an Interest Period, then unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected a subsequent Interest Period of one month’s duration.

Section 2.08.     Termination and Reduction of Commitments.  (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)          The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the total Revolving Credit Exposures of all Lenders would exceed the total Commitments.

(c)          The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least five Domestic Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments under this Section 2.08 shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09.     Repayment of Loans; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, and (ii) to each Swingline Lender the then unpaid principal amount of each of its Swingline Loans on the earlier of the Maturity Date and the date which is 15 Domestic Business Days after such Swingline Loan is made.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)          The Administrative Agent shall maintain accounts in which it shall record (i) the currency and amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)          The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)          Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note.  In such event, such Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent and the Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein and its registered assigns.

Section 2.10.     Prepayment of Loans.  (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)          The Borrower shall notify the Administrative  Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Euro-Dollar Borrowing, not later than 11:00 a.m., New York City time, three Euro-Dollar Business Days before the date of prepayment, (ii) in the case of prepayment of an Alternative Currency Borrowing, to its London office not later than 11:00 a.m. London time three Euro-Currency Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Domestic Business Day before the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time (London time if such Swingline Loan is denominated in Alternative Currencies or made to a Borrower other than the Company), on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Each prepayment under this Section 2.10 shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

Section 2.11.     Fees.  (a) Subject to Section 2.23, the Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee in Dollars, which shall accrue at the Applicable Rate on the daily unused amount of the Commitment of such Lender (other than a Defaulting Lender and disregarding, solely for purposes of computation of such fee, outstanding Swingline Loans) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)          Subject to Section 2.23, the Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participation in each Letter of Credit in the currency of such Letter of Credit, which shall accrue during each Calendar Quarter (or shorter period commencing on the Effective Date and ending on the last day of the Calendar Quarter in which the Effective Date occurs) at a rate per annum equal to the Euro-Currency Margin (determined for this purpose on the first Domestic Business Day of such Calendar Quarter or shorter period) (or, in the case of performance standby Letters of Credit, with respect to nonfinancial contractual obligations only, at a rate per annum equal to 75% of the Applicable Margin) on such Lender’s daily LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee in the currency of the applicable Letter of Credit, which shall accrue at the rate of 0.125% per annum on the average daily LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the applicable Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Domestic Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day), except that fees payable in Pounds Sterling  shall be computed on the basis of a year of 365 days (or 366 days in a leap year).

(c)          All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid in accordance with this Section 2.11 shall not be refundable under any circumstances.

Section 2.12.     Interest.  (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)          The Loans comprising each Euro-Currency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)          The Loans comprising each Swingline Borrowing shall bear interest, at the election of the applicable Borrower, at (x) solely in the case of Swingline Loans denominated in Dollars, the Alternative Base Rate plus the Applicable Rate, (y) the Adjusted LIBO Rate that would be applicable to Euro-Currency Loans in the applicable currency with a one-month Interest Period commencing on the date such loan is made, plus the Applicable Rate, or (z) prior to any funding by the Lenders of their participations therein pursuant to Section 2.04(c), at such other rate as shall from time to time be agreed between the applicable Swingline Lender and the applicable Borrower.

(d)          Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)          Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Euro-Dollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)          All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) interest computed with respect to Loans denominated in Pound Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13.     Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Euro-Currency Borrowing:

(a)          the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for deposits in the relevant currency for such Interest Period; or

(b)          the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate applicable to Euro-Currency Borrowings in the relevant currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist (which the Administrative Agent shall do promptly after becoming aware thereof), (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Euro-Currency Borrowing of the affected currency shall be ineffective and (ii) if any Borrowing Request requests a Euro-Currency Borrowing in the affected currency, such Borrowing shall be made as an ABR Borrowing in an equal Dollar Amount.

Section 2.14.     Increased Costs.  (a) If any Change in Law shall

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or its Applicable Lending Office (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii)          impose on any Lender (or its Applicable Lending Office) or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Euro-Currency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Euro-Currency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender (or its Applicable Lending Office) or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or Swingline Loan or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Company will pay (or will cause the relevant Borrower to pay) to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)          If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay (or will cause the relevant Borrower to pay) to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)          If a Change in Law shall subject any Lender or Issuing Bank to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations hereunder, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Lender or Issuing Bank of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such additional costs incurred or reduction suffered.

(d)          A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section and the calculation of such amount or amounts in reasonable detail shall be delivered to the Company and shall be conclusive absent clearly demonstrable error.  The Company or the relevant Borrower, as the case may be, shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate free of clearly demonstrable error within 15 days after receipt thereof. In requesting any compensation pursuant to this Section, each Lender or Issuing Bank will use good faith efforts to treat the applicable Borrower in substantially the same manner as such Lender or Issuing Bank treats other similarly situated borrowers under similar circumstances.

(e)          Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, as the case may be; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s claim to receive compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15.     Break Funding Payments.  In the event of (a) the payment of any principal of any Euro-Currency Loan (or Swingline Loan that is not an ABR Loan) other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Euro-Dollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Euro-Currency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith) or (d) the assignment of any Euro-Currency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the relevant Borrower shall compensate each Lender for the loss (excluding loss of margin), cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars or other applicable currency of a comparable amount and period from other banks in the London interbank market; provided, however, that such Borrower shall not be required to compensate any Lender for any costs of terminating or liquidating any hedge or trading position (including any rate swap, basis swap, forward rate transaction, interest rate option, cap, collar or floor transaction, or any similar transaction).  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the calculation of such amount or amounts in reasonable detail shall be delivered to the Borrower and shall be conclusive absent clearly demonstrable error.  The Borrower shall pay such Lender the amount shown as due on any such certificate free of clearly demonstrable error within 10 days after receipt thereof.

Section 2.16.     Taxes.  (a) Any and all payments by or on account of any obligation of any Borrower under the Loan Documents shall be made free and clear of and without deduction for any Taxes, except as required by applicable law.  If any Borrower or the Administrative Agent (the “Withholding Agent”) shall be required to deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable under the Loan Documents to any Lender, Issuing Bank or the Administrative Agent, then (i) the sum payable by such Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Withholding Agent shall make such deductions and (iii) the Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)          In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          The relevant Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the relevant Borrower shall not be obligated to indemnify the Administrative Agent, such Lender or such Issuing Bank, as the case may be, pursuant to this Section in respect of penalties, interest or similar liabilities arising therefrom or with respect thereto to the extent such penalties, interest or similar liabilities are attributable to the gross negligence or willful misconduct by the Administrative Agent, such Lender or such Issuing Bank, as the case may be.  A certificate as to the amount of such payment or liability delivered to the relevant Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent clearly demonstrable error.

(d)          As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Any Lender, including any Issuing Bank, that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate.  In addition, any Lender, including any Issuing Bank, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f), (g), (h) and (i) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f)          Without limiting the foregoing, at the times indicated herein, each Foreign Lender shall, to the extent it is legally entitled to do so, provide the Company and the Administrative Agent with duly and accurately executed originals of Internal Revenue Service form W-8BEN, W-8IMY (accompanied by a form W-8ECI, W-8BEN, W-9 and other certification documents from each beneficial owner, as applicable) or W-8ECI (in each case accompanied by any statements which may be required under applicable Treasury regulations), as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to receive payments under this Agreement (i) without deduction or withholding of any United States federal income Taxes or (ii) subject to a reduced rate of United States federal withholding Tax.  Such forms shall be provided (x) on or prior to the date of the Lender’s execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof, and on or prior to the date on which it becomes a Lender in the case of each other Lender, and (y) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by the Lender.

(g)          Any Lender, including any Issuing Bank, that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), duly and accurately executed originals of Internal Revenue Service form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is not subject to U.S. federal backup withholding Tax.  For the avoidance of doubt, such Tax is an “Excluded Tax”.

(h)          If a payment made to a Lender, including any Issuing Bank, under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of this Section 2.18(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement, whether or not included in the definition of FATCA.

(i)          Each Lender, including any Issuing Bank, agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(j)          If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses with respect to such refund of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(k)          Each Lender, including any Issuing Bank, shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the applicable Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the such Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (k).

(l)          Each party’s obligations under this Section 2.16 shall survive any assignment of rights by, or the replacement of, a Lender, the resignation or replacement of the Administrative Agent, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under this Agreement.

Section 2.17.     Foreign Subsidiary Costs.  If the cost to any Lender of making or maintaining any Loan to or of issuing or maintaining any Letter of Credit for the account of an Eligible Subsidiary is increased, or (except as permitted by Section 2.16) the amount of any sum received or receivable by any Lender (or its Applicable Lending Office) is reduced in each case by an amount deemed by such Lender to be material, by reason of the fact that such Eligible Subsidiary is incorporated in, or conducts business in, a jurisdiction outside the United States, the Company shall indemnify such Lender for such increased cost or reduction within 15 days after demand by such Lender (with a copy to the Administrative Agent).  A certificate of such Lender claiming compensation under this Section 2.17 and setting forth the additional amount or amounts to be paid to it hereunder (and a calculation thereof in reasonable detail) shall be delivered to the Company contemporaneously with any such demand and shall be conclusive in the absence of clearly demonstrable error.  In requesting any compensation pursuant to this Section, each Lender will use good faith efforts to treat the Company in substantially the same manner as such Lender treats other similarly situated borrowers under similar circumstances.

Section 2.18.     Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a) The Borrower shall make each payment of principal of, and interest on, the Dollar-Denominated Loans, of LC Exposures denominated in Dollars and of fees hereunder, not later than 12:00 noon (New York City time) on the date when due, in Dollars in funds immediately available in New York City.  The Borrower shall make each payment of principal of, and interest on, the Alternative Currency Loans and of LC Exposures denominated in an Alternative Currency in the relevant Alternative Currency in such funds as may then be customary for the settlement of international transactions in such Alternative Currency.  Each such payment shall be made without reduction by reason of any set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Domestic Business Day (in the case of amounts denominated in Dollars) or Euro-Currency Business Day (in the case of amounts denominated in an Alternative Currency) for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16, 2.17 and 12.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Domestic Business Day (in the case of ABR Loans and LC Exposures denominated in Dollars) or a Euro‑Currency Business Day (in the case of Euro-Currency Loans and LC Exposures denominated in an Alternative Currency), the date for payment shall be extended to the next succeeding Domestic Business Day (in the case of ABR Loans and LC Exposures denominated in Dollars) or Euro-Currency Business Day  (in the case of Euro-Currency Loans and LC Exposures denominated an Alternative Currency), and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)          If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)          If any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)          Unless the Administrative Agent shall have received notice from the Company or the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that a Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders or each of the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the Federal Funds Effective Rate (if such distribution was made in Dollars) or (ii) the rate per annum at which one‑day deposits in the relevant currency are offered by the principal London office of the Administrative Agent in the London interbank market (if such distribution was made in an Alternative Currency).

(e)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(e), 2.05(f), 2.06(b), 2.18(d) or 12.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender under this Agreement for the benefit of the Administrative Agent, any Swingline Lender or any Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.19.     Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.14 or 2.17, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14, 2.16 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          If any Lender requests compensation under Section 2.14 or 2.17,  or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender or invokes Section 2.22, or if any Lender shall refuse to consent to any waiver, amendment or other modification that would otherwise require such Lender’s consent but to which the Required Lenders have consented, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or 2.17 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments.

Section 2.20.     Currency Equivalents.  (a) The Administrative Agent shall determine the Dollar Amount of each Alternative Currency Loan as of the first day of each Interest Period applicable thereto (or, in the case of a Swingline Loan, the date of borrowing) and, in the case of any such Interest Period of more than three months, at three-month intervals after the first day thereof, and shall promptly notify the Borrower and the Lenders of each Dollar Amount so determined by it.  Each such determination shall be based on the Spot Rate (i) on the date of the related Borrowing Request (or request pursuant to Section 2.04) for purposes of the initial such determination for any Alternative Currency Loan and (ii) on the fourth Euro-Currency Business Day prior to the date as of which such Dollar Amount is to be determined, for purposes of any subsequent determination.

(b)          The Administrative Agent shall determine the LC Exposure related to each Letter of Credit as of the date of issuance thereof and at three-month intervals after the date of issuance thereof.  Each such determination shall be based on the Spot Rate (i) on the date of the related notice of issuance, in the case of the initial determination in respect of any Letter of Credit and (ii) on the fourth Euro-Currency Business Day prior to the date as of which such Dollar Amount is to be determined, in the case of any subsequent determination with respect to an outstanding Letter of Credit.

(c)          If after giving effect to any such determination of a Dollar Amount, the total Revolving Credit Exposures of all Lenders exceed the aggregate amount of the Commitments or the aggregate Dollar Amount of Alternative Currency Loans and LC Exposures denominated in an Alternative Currency exceeds 105% of the Alternative Currency Sublimit, the Borrowers shall within five Euro-Currency Business Days prepay outstanding Loans (as selected by the Company and notified to the Lenders through the Administrative Agent not less than three Euro-Currency Business Days prior to the date of prepayment) or take other action to the extent necessary to eliminate any such excess.

Section 2.21.     Margin Determinations.  The Administrative Agent shall determine the Applicable Rate from time to time in accordance with the provisions set forth below:

The “Euro-Currency Margin” at any date is a rate per annum equal to the then applicable rate set forth in the “Pricing Grid” below under the column headed “Euro-Currency Margin.”

The “ABR Margin” at any date is a rate per annum equal to the then applicable rate set forth in the “Pricing Grid” below under the column headed “ABR Margin.”

The “Commitment Fee Rate” at any date is a rate per annum equal to the then applicable rate set forth in the “Pricing Grid” below under the column headed “Commitment Fee.”

Pricing Grid
Pricing Level	Commitment Fee	Euro-Currency Margin	ABR Margin
I	0.06%	0.75%	0.00%
II	0.08%	0.875%	0.00%
III	0.10%	1.00%	0.00%
IV	0.15%	1.25%	0.25%
V	0.20%	1.50%	0.50%

For purposes of the foregoing table, the following terms have the following meanings, subject to the further provisions of this Section:

“Level I Pricing” applies at any date if, at such date, at least two of the following three ratings apply:  A+ or higher by S&P, A1 or higher by Moody’s, and A+ or higher by Fitch.

“Level II Pricing” applies at any date if, at such date (i) no better Pricing Level applies and (ii) at least two of the following three ratings apply:  A or higher by S&P, A2 or higher by Moody’s, and A or higher by Fitch.

“Level III Pricing” applies at any date if, at such date (i) no better Pricing Level applies and (ii) at least two of the following three ratings apply:  A- or higher by S&P, A3 or higher by Moody’s, and A- or higher by Fitch.

“Level IV Pricing” applies at any date if, at such date, (i) no better Pricing Level applies and (ii) at least two of the following three ratings apply:  BBB+ or higher by S&P, Baa1 or higher by Moody’s, and BBB+ or higher by Fitch.

“Level V Pricing” applies at any date if, at such date, no other Pricing Level applies.

“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV or Level V Pricing applies at any date.  A “better” Pricing Level is one with a lower roman numeral.

“Rating Agency” means S&P, Moody’s or Fitch (and their successors).

In the event that ratings are not available from all three Rating Agencies, (a) if ratings are available from two Rating Agencies but are not equivalent, then (i) if the ratings differential is one ratings level, the Pricing Level shall be that applicable to the higher of the two ratings and (ii) if the ratings differential is two rating levels or more, the Pricing Level shall be that which would be applicable to a rating which is one rating level below the higher of the two ratings, (b) if a rating from only one Rating Agency is available, then the Pricing Level shall be that applicable to such rating and (c) if ratings are not available from any of the three Rating Agencies, then Level V Pricing shall apply.

The credit ratings to be utilized for purposes of this Section are those assigned by S&P, Fitch or Moody’s to the senior unsecured long-term debt securities of the Company without third-party credit enhancement, and any rating assigned to any other debt security of the Company shall be disregarded; provided that if no such rating is available from any one or more of the three Rating Agencies, the ratings used for purposes of determining the Pricing Level with respect to each such Rating Agency shall be the corporate family rating assigned by such Rating Agency to the Company.  The rating in effect at any date is that in effect at the close of business on such date.  If the rating system of any Rating Agency shall change, or if any Rating Agency shall cease to be in the business of rating corporate debt obligations, the Company and the Administrative Agent shall negotiate in good faith to amend this Section to reflect such changed rating system or the nonavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Pricing Level shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Section 2.22.     Illegality.  (a) If, after the Effective Date, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Euro-Currency Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Euro-Currency Lending Office) to make, maintain or fund its Euro-Currency Loans to any Borrower and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon until such Lender notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist (which such Lender shall do promptly after becoming aware thereof), the obligation of such Lender to make Euro-Currency Loans to such Borrower, or to convert outstanding Loans to such Borrower into Euro-Dollar Loans, shall be suspended.  If such notice is given with respect to Euro-Dollar Loans, each Euro-Dollar Loan of such Lender then outstanding shall be converted to an ABR Loan either (i) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Euro-Dollar Loan to such day or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Euro-Dollar Loan to such day.  If such notice is given with respect to Alternative Currency Loans, the relevant Borrower shall prepay such Alternative Currency Loans either (i) on the last day of the then current Interest Period applicable to such Alternative Currency Loan if such Lender may lawfully continue to maintain and fund such Alternative Currency Loan to such day or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Alternative Currency Loan to such day.

(b)          If it is unlawful for any Lender (or its Applicable Lending Office) to make or maintain Loans to any Eligible Subsidiary and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon until such Lender notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist (which such Lender shall do promptly after becoming aware thereof), the obligation of such Lender to make or maintain Loans to such Eligible Subsidiary shall be suspended.  If such notice is given, each Loan of such Lender then outstanding to such Eligible Subsidiary shall be prepaid either (i) in the case of a Euro-Currency Loan, on the last day of the then current Interest Period applicable thereto if such Lender may lawfully continue to maintain such Loan to such day or (ii) immediately if clause (i) does not apply.

(c)          If so requested by the Administrative Agent and the Company, and provided that it may lawfully do so, any Lender whose Alternative Currency Loans have been prepaid pursuant to clause (a) of this Section or whose Loans to an Eligible Subsidiary have been prepaid pursuant to clause (b) of this Section shall purchase participations in the related Loans of the other Lenders, and such other adjustments shall be made, including without limitation Loans to the Company in an equivalent Dollar Amount in the event that participations in such related Loans may not lawfully be purchased by such Lenders, as may be required so that the credit exposure of the Lenders with respect to the Loans is shared on a basis proportionate to the Commitments of the Lenders.

(d)          Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.23.     Defaulting Lenders.  If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)          fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b)          if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)          provided no Default shall have occurred and be continuing, the Swingline Exposure and LC Exposure of such Defaulting Lender shall be automatically reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)          if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Domestic Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, either (A) procure the reduction or termination of the Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) or (B) cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(k) for so long as such LC Exposure is outstanding;

(iii)          if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)          to the extent that the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the letter of credit fees payable to the Lenders pursuant to Section 2.11(b) shall to the same extent be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)          if all or any portion of such Defaulting Lender’s LC Exposure is not reallocated, reduced, terminated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated, reduced, terminated and/or cash collateralized; and

(c)          so long as such Lender is a Defaulting Lender, the Swingline Lenders shall not be required to fund any Swingline Loan and any Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Defaulting Lender’s then outstanding Swingline Exposure and LC Exposure after giving effect thereto will be 100% covered by the Commitments of the non-Defaulting Lenders and/or prepaid, reduced, terminated and/or cash collateralized in accordance with Section 2.23(b), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(b)(i) (and such Defaulting Lender shall not participate therein).

If a Swingline Lender or an Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its funding obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and any Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lenders or the Issuing Banks, as the case may be, shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to the Swingline Lenders or the Issuing Banks, as the case may be, to defease any risk to the Swingline Lenders or the Issuing Banks in respect of such Lender hereunder relating to Swingline Exposure and/or LC Exposure.

In the event that the Administrative Agent, the Borrower, the Swingline Lenders and the Issuing Banks reasonably determine that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine is necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that there shall be no retroactive effect on fees reallocated pursuant to Section 2.23(b)(iv) and (v).

Section 2.24.     Extension of Maturity Date.

(a)          Each Lender’s Commitment may be extended, if at the time the conditions specified in Section 4.02 are met, in the manner set forth in this Section 2.24, on not more than two occasions on any anniversary of the date hereof (the “Extension Date”) for a period of one year after the date on which the Commitment of such Lender would have been terminated.  If the Company wishes to request an extension of each Lender’s Commitment, it shall give notice to that effect to the Administrative Agent not less than 30 days and not more than 90 days prior to the applicable Extension Date, whereupon the Administrative Agent shall promptly notify each of the Lenders of such request.  Each Lender will use its best efforts to respond to such request, whether affirmatively or negatively, as it may elect in its discretion, within 15 days of such request (or such longer period as the Company and the Administrative Agent may reasonably agree) to the Administrative Agent.  If any Lender shall not have responded affirmatively within such 15-day period (or such longer period, if applicable), such Lender shall be deemed to have rejected the Company’s proposal to extend its Commitment, and only the Commitments of those Lenders which have responded affirmatively shall be extended, subject to receipt by the Administrative Agent of counterparts of an extension agreement in form reasonably satisfactory to the Administrative Agent and the Company (an “Extension Agreement”), duly completed and signed by the Company, the Administrative Agent and all of the Lenders which have responded affirmatively.  The Administrative Agent shall provide to the Company, no later than 10 days prior to the Extension Date for any such request, a list of the Lenders which have responded affirmatively.  The Extension Agreement shall be executed and delivered no later than five days prior to the Extension Date, and no extension of the Commitments pursuant to this Section 2.24 shall be legally binding on any party hereto unless and until such Extension Agreement is so executed and delivered by Lenders having at least 51% of the aggregate amount of the Commitments.

(b)          If any Lender rejects, or is deemed to have rejected, the Borrower’s proposal to extend its Commitment (i) this Agreement shall terminate on the Maturity Date with respect to such Lender, (ii) the Borrower shall pay to such Lender on the Maturity Date any amounts due and payable to such Lender on such date and (iii) the Borrower may, if it so elects, designate a Person not theretofore a Lender and reasonably acceptable to the Administrative Agent to become a Lender, or agree with an existing Lender that such Lender’s Commitment shall be increased, provided that the aggregate amount of the Commitments following any designation or agreement may not exceed the aggregate amount of the Commitments as in effect immediately prior to the relevant request.  Upon execution and delivery by the Borrower and such replacement Lender or other Person of an instrument of assumption in form and amount reasonably satisfactory to the Administrative Agent and execution and delivery of the Extension Agreement pursuant to Section 2.24(a), such existing Lender shall have a Commitment as therein set forth or such other Person shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder.

(c)          The Administrative Agent shall promptly notify the Lenders and the Company of the effectiveness of each extension of the Commitments pursuant to this Section 2.24.

(d)          If, by reason of the operation of this Section 2.24, the Maturity Date of any Lender (a “Terminating Lender”) occurs prior to the Maturity Date of any other Lender, then (i) upon such earlier Maturity Date, the participations of the Terminating Lender in all then outstanding Letters of Credit shall be reallocated among the other Lenders and/or cash collateralized in the same manner as contemplated by Section 2.23(b) and (ii) subject to implementation of clause (i), the participation of the Terminating Lender in each then outstanding Letter of Credit shall terminate.

Article 3
Representations and Warranties

The Company and each Original Subsidiary Borrower represents and warrants as of the Effective Date (and as of each subsequent date required under Section 4.02) to the Administrative Agent and the Lenders that:

Section 3.01.     Organization; Powers.  It and each Significant Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have such power and authority could not reasonably be expected to result in a Material Adverse Effect, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party and under each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of any Borrower, to borrow hereunder.

Section 3.02.     Authorization.  The Transactions (a) have been duly authorized by all requisite corporate, partnership, limited liability company or analogous and, if required, stockholder, partner, member or analogous action and (b) will not (i) materially violate any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of any Credit Party or any Significant Subsidiary, (ii) materially violate any order of any Governmental Authority or (iii) materially violate any provision of any material indenture, agreement or other instrument to which any Credit Party or any Significant Subsidiary is a party or by which any of them or any of their property is or may be bound, (iv) be in material conflict with, result in a material breach of or constitute (alone or with notice or lapse of time or both) a material default under any such indenture, agreement or other instrument or (v) result in the creation or imposition of any Lien upon any property or assets of any Credit Party or any Significant Subsidiary (other than under any Loan Document).

Section 3.03.     Enforceability.  This Agreement has been duly executed and delivered by the Company and each Original Subsidiary Borrower and constitutes, and each other Loan Document to which any Credit Party is party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of each such Credit Party enforceable against each such Credit Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  The Loans and all other obligations or liabilities of the Company and each other Borrower hereunder shall not be subordinated in right of payment to any other Indebtedness of the Company or such Borrower, respectively (it being understood that secured obligations of the Company or any other Borrower have, by virtue of such security, a prior claim on the related collateral).

Section 3.04.     Governmental Approvals.  No action, consent or approval of, registration or filing with or other action by any Governmental Authority to be made or obtained by any Credit Party is or will be required in connection with the Transactions, except such as will have been made or obtained on or before the Effective Date and thereafter will be in full force and effect and any informational filing with the Securities and Exchange Commission.

Section 3.05.     Financial Statements.  (a) The Company has heretofore furnished to the Lenders (i) its Consolidated balance sheet and related Consolidated statements of earnings, cash flows and shareholders’ equity as of and for the fiscal year ended December 31, 2011, audited by and accompanied by the opinion of Pricewaterhouse Coopers LLP, independent public accountants and (ii) its Consolidated balance sheet and related Consolidated statements of earnings and cash flows as of and for the fiscal quarter ended September 30, 2012, certified by its chief financial officer.  Such financial statements present fairly in all material respects the financial position of the Company and its Consolidated Subsidiaries as of such dates and their results of operations and cash flows for such periods.  Such statements of financial position and the notes thereto disclose all material liabilities, direct or contingent, of the Company and its Consolidated Subsidiaries as of the dates thereof required to be disclosed under GAAP.  Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

(b)          Since December 31, 2011, there has been no material adverse change in the business, assets, property or financial condition of the Company and its Subsidiaries taken as whole.

Section 3.06.     Litigation; Compliance with Laws.  (a) There are not any actions, suits, proceedings or governmental investigations at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Company or Original Subsidiary Borrower, threatened in writing against the Company or any Subsidiary or any business, property or rights of any such Person (i) which involve the Loan Documents or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)          Neither the Company nor any of the Subsidiaries is in violation of any law, rule or regulation (including, without limitation, the Trading with the Enemy Act of the United States of America (as amended), any of the foreign assets control regulations of the United States Treasury Department (as amended) and the Patriot Act), or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

Section 3.07.     Federal Reserve Regulations.  The making of the Loans hereunder and the use of the proceeds thereof as contemplated hereby will not violate or be inconsistent with Regulation U or Regulation X.  After application of the proceeds of any Loan, not more than 25% of the assets of the Company and its Subsidiaries taken as a whole will be represented by margin stock (within the meaning of Regulation U).

Section 3.08.     No Regulatory Restrictions on Borrowing.  Neither the Company nor any other Borrower is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) subject to any other applicable regulatory scheme which restricts its ability to incur the indebtedness to be incurred hereunder.

Section 3.09.     Tax Returns.  The Company and each Subsidiary has filed or caused to be filed all Federal, state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except (a) taxes that are being contested in accordance with Section 5.03 or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10.     Environmental Matters.  Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.11.     ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  There are no unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA with respect to any Plan, except as could not reasonably be expected to have a Material Adverse Effect.

Section 3.12.     No Material Misstatements.  As of the Effective Date, the Information Memorandum does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not materially misleading, and no other written information, report, financial statement, exhibit or schedule furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of the Loan Documents, when taken together with all other such written information, reports, financial statements, exhibits or schedules, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date furnished (or, if such written information, reports, financial statements, exhibits or schedules specify an earlier date, such earlier date).

Article 4
Conditions

Section 4.01.     Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)          The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission or e-mail of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)          The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Foley & Lardner LLP, special New York counsel for the Company, substantially in the form of Exhibit B-1, Sharon Barner, internal counsel to the Company, substantially in the form of Exhibit B-2 and Raymond J. Eyres, internal counsel to the Original Subsidiary Borrowers, substantially in the form of Exhibit B-3, in each case covering such other matters relating to the Credit Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request.  The Company and each Original Subsidiary Borrower hereby requests such counsel to deliver such opinions.

(c)          The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers, the authorization of the Transactions and any other legal matters relating to the Borrowers, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)          The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e)          The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced reasonably in advance of the Effective Date, reimbursement or payment of all out‑of‑pocket expenses required to be reimbursed or paid by the Borrowers under the Loan Documents.

(f)          The Administrative Agent shall have received evidence reasonably satisfactory to it of the payment of all principal of and interest on any loans outstanding under, and all accrued commitment fees under, the Existing Credit Agreement.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  The Company and the Lenders party to the Existing Credit Agreement hereby agree that upon the Effective Date:  (i) the commitments of the banks under the Existing Credit Agreement shall terminate in their entirety immediately and automatically on the Effective Date, and such Existing Credit Agreement shall be terminated, without further action by any party to the Existing Credit Agreement, (ii) all participations created thereunder in the Existing Letters of Credit shall terminate and (iii) subject to Section 2.15 of the Existing Credit Agreement, the Company may prepay any and all loans outstanding (and terminate the commitments) thereunder on the Effective Date and any requirement for notice of such prepayment or termination shall be waived.

Section 4.02.     Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend to increase the amount of, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)          The representations and warranties of each Credit Party set forth in each Loan Document to which it is party (other than those set forth in Section 3.05(b) and Section 3.06(a)(ii)) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment to increase the amount of, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representation and warranty expressly relates to an earlier date in which case such representation and warranty shall be true and correct in all material respects as of such earlier date.

(b)          At the time of and immediately after giving effect to such Borrowing or the issuance, amendment to increase the amount of, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Loan and each issuance, amendment to increase the amount of, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Section 4.03.     First Borrowing by Each Eligible Subsidiary.  The obligation of each Lender to make a Loan, and the obligation of each Issuing Bank to issue a Letter of Credit, on the occasion of the first Borrowing by or issuance of a Letter of Credit for the account of each Eligible Subsidiary is subject to the satisfaction of the following further conditions:

(a)          Receipt by the Administrative Agent of an opinion of counsel for such Eligible Subsidiary reasonably acceptable to the Administrative Agent, substantially to the effect of Exhibit C hereto and covering such other matters relating to the transactions contemplated hereby as the Required Lenders may reasonably require.

(b)          Receipt by the Administrative Agent of all documents which it may reasonably request relating to the existence of such Eligible Subsidiary, the corporate authority for and the validity of the Election to Participate of such Eligible Subsidiary and this Agreement of such Eligible Subsidiary, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent.

(c)          Receipt by each Lender not less than five Euro-Currency Business Days prior to the date of such Borrowing or issuance of all documentation and other information reasonably requested in writing by such Lender in order to allow it to comply with applicable “know your customer” and anti-money laundering rules and regulations with respect to such Eligible Subsidiary.

Article 5
Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (other than those backed by a standby letter of credit or cash collateralized, in each case in amounts and on terms satisfactory to the Issuing Bank and the Administrative Agent) and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that it will, and will cause each of its Subsidiaries or Significant Subsidiaries, as appropriate, to:

Section 5.01.     Existence; Businesses and Properties.  (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) in the case of each Subsidiary that is not a Borrower to the extent that the failure to take any such action could not reasonably be expected to have a Material Adverse Effect or (ii) as otherwise expressly permitted under Section 6.02.

(b)          Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names (as applicable) material to the conduct of its business, (ii) comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted, and (iii) at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except in the case of clauses (i), (ii) and (iii) above, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.02.     Insurance.  In the case of the Company and each Significant Subsidiary, keep its insurable properties insured at all times in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations (including without limitation by the maintenance of self-insurance to the extent consistent with industry practice); maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it.

Section 5.03.     Taxes.  In the case of the Company and each Significant Subsidiary, pay and discharge all income and other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided that such payment and discharge shall not be required with respect to any such tax, assessment, charge or levy so long as the validity or amount thereof shall be contested in good faith by appropriate action and the Company or such Significant Subsidiary shall, to the extent required by GAAP, set aside on its books adequate reserves with respect thereto.

Section 5.04.     Financial Statements, Reports, Etc.  In the case of the Company, furnish to the Administrative Agent (which will promptly furnish same to each Lender):

(a)          within 90 days after the end of each fiscal year, its Consolidated balance sheet and related Consolidated statements of earnings, cash flows and shareholders’ equity, showing the financial position of the Company and its Consolidated Subsidiaries as of the close of such fiscal year and their results of operations and cash flows for such year, all audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect except with the consent of the Required Lenders) to the effect that such Consolidated financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Company on a Consolidated basis in accordance with GAAP consistently applied (except with respect to consistency as otherwise indicated therein), provided that if the independent auditor’s report with respect to such consolidated financial statements is a combined report (that is, one report containing both an opinion on such consolidated financial statements and an opinion on internal controls over financial reporting), then such report may include a qualification or limitation relating to the Company’s system of internal controls over financial reporting due to the exclusion of any acquired business from the management report on internal controls over financial reporting made pursuant to Item 308 of Regulation S-K of the Securities and Exchange Commission, to the extent such exclusion is permitted under provisions published by the Securities and Exchange Commission;

(b)          within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its Consolidated balance sheet and related Consolidated statements of earnings and cash flows showing the financial position of the Company and its Consolidated Subsidiaries as of the close of such fiscal quarter and their results of operations for such fiscal quarter and the then elapsed portion of the fiscal year and their cash flows for the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial position, results of operations and cash flows of the Company on a Consolidated basis in accordance with GAAP consistently applied (except with respect to consistency as otherwise indicated therein), subject to normal year-end audit adjustments and the absence of footnotes;

(c)          concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate, substantially in the form of Exhibit F hereto, of a Financial Officer (i) certifying that no Default has occurred or, if a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail reasonably satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 7.01;

(d)          promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any Governmental Authority succeeding to any of or all the functions of such Commission, or with any national securities exchange, or distributed to its shareholders generally, as the case may be; and

(e)          promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent, at the request of any Lender, may reasonably request.

Information required to be delivered pursuant to paragraphs 5.04(a), 5.04(b) or 5.04(d) above shall be deemed to have been delivered on the date on which the Company provides notice to the Administrative Agent that such information has been posted on the Company’s website on the Internet at www.cummins.com, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to paragraph 5.04(c) and (ii) the Borrower shall deliver paper copies of the information referred to in paragraphs 5.04(a) or 5.04(b) to any Lender which requests such delivery.

Section 5.05.     Litigation and Other Notices.  In the case of the Company, furnish to the Administrative Agent (which will promptly notify each Lender) prompt written notice of the following:

(a)          any Default of which an executive officer of the Company has knowledge, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)          the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Company or any Affiliate thereof as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events which have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)          any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(e)          any change, following the effectiveness thereof, in the Company’s senior unsecured debt rating from S&P, Fitch or Moody’s or in its corporate credit rating from S&P.

Section 5.06.     Maintaining Records; Access to Properties and Inspections.  In the case of the Company and each Significant Subsidiary, maintain all financial records in a manner sufficient to be able to prepare financial statements in accordance with GAAP and permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect the financial records and the properties of the Company or any Significant Subsidiary at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by any Administrative Agent or any Lender to discuss the affairs, finances and condition of the Company or any Significant Subsidiary with the officers thereof and independent accountants therefor; provided that (i) the Company or such Significant Subsidiary may require that a representative appointed by it be present at such inspections or discussions, (ii) the obligations of the Company and its Significant Subsidiaries under this Section are subject to, and the Administrative Agent and any such Lender shall comply with, all applicable confidentiality restrictions and (iii) unless an Event of Default has occurred and is continuing, the Company and its Significant Subsidiaries, taken as a whole, shall only be required to reimburse the Administrative Agent and each Lender in the aggregate for the expenses incurred by the Administrative Agent and each Lender for one such visit and inspection by the Administrative Agent and each Lender in any calendar year.

Section 5.07.     Use of Proceeds and Letters of Credit.  Use the proceeds of the Loans and request the issuance of Letters of Credit only for the general corporate purposes of the Company and its Subsidiaries.  The Company and its Subsidiaries are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).  No part of the proceeds of any Loan will be used, whether directly or indirectly, (a) for any purpose that entails a violation of any of the Regulations of the Board, including Regulation T, Regulation U and Regulation X, or (b) in any hostile acquisition of another Person.

Section 5.08.     Compliance with Laws.  Comply with all applicable laws, statutes, rules and regulations and obtain, maintain and comply with, in each case in all material respects, any and all licenses, approvals, notifications, registrations or permits required by applicable laws, statutes, rules and regulations except to the extent that, in any such case, failure to do so could not be reasonably expected to have a Material Adverse Effect.

Article 6
Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated (other than those backed by a standby letter of credit or cash collateralized, in each case in amounts and on terms satisfactory to the Issuing Bank and the Administrative Agent ) and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that it will not, and will not cause or permit any of its Subsidiaries to:

Section 6.01.     Negative Pledge.  Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of Subsidiaries) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except:

(a)          Liens imposed by law for taxes, assessments, governmental charges or levies that are not yet due or are being contested by proper action and for which adequate reserves in accordance with GAAP are established;

(b)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.03;

(c)          pledges and deposits and other Liens made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)          Liens (including deposits) to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature, in each case in the ordinary course of business;

(e)          easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere materially with the ordinary conduct of business of the Company or any Subsidiary;

(f)          any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Company or any Subsidiary;

(g)          Liens (including deposits) in connection with self-insurance;

(h)          judgment or other similar Liens in connection with legal proceedings in an aggregate principal amount (net of amounts for which relevant insurance providers have delivered written acknowledgements of coverage) not to exceed $300,000,000; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith by appropriate proceedings;

(i)          Liens arising in connection with advances or progress payments under government contracts;

(j)          Liens on assets of Subsidiaries securing Indebtedness payable to the Company or any Wholly-Owned Consolidated Subsidiary;

(k)         [Reserved]

(l)          [Reserved]

(m)          Liens securing Indebtedness other than Indebtedness described in paragraphs (a) through (l) above, to the extent and only to the extent that the aggregate amount of Priority Indebtedness shall not exceed 12.5% of the Consolidated assets of the Company and its Consolidated Subsidiaries as reflected in the annual or quarterly report then most recently filed by the Company with the Securities and Exchange Commission, determined at the time such Liens are granted and at the time of any subsequent incurrence of Indebtedness secured thereby;

(n)          Liens arising from leases, subleases or licenses granted to others which do not interfere in any material respect with the business of the Company or any of the Subsidiaries;

(o)          Liens in respect of an agreement to dispose of any asset, to the extent such disposal is permitted by this Agreement;

(p)          Liens arising under any retention of title arrangements entered into in the ordinary course of business or over goods or documents of title to goods arising in the ordinary course of documentary credit transactions;

(q)          Liens arising due to any cash pooling, netting or composite accounting arrangements between any one or more of the Company and any of the Subsidiaries or between any one or more of such entities and one or more banks or other financial institutions where any such entity maintains deposits;

(r)          customary rights of set off, revocation, refund or chargeback or similar rights under deposit disbursement, concentration account agreements or under the Uniform Commercial Code (or comparable foreign law) or arising by operation of law of banks or other financial institutions where the Company or any of the Subsidiaries maintains deposit, disbursement or concentration accounts in the ordinary course of business;

(s)          the replacement, extension or renewal of any Lien permitted by clause (f) above upon or in the same assets subject thereto or the replacement, extension or renewal (to the extent the amount thereof is not increased) of the Indebtedness or other obligation secured thereby; and

(t)          Liens on proceeds of any of the assets permitted to be the subject of any Lien or assignment permitted by this Section 6.01.

Section 6.02.     Mergers, Consolidations, and Sales of Assets.  In the case of the Company and any other Borrower, merge with or into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all of its assets, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary or other Person may merge into or consolidate with the Company in a transaction in which the Company is the surviving corporation, (ii) any Subsidiary that is a Borrower may merge into or consolidate with any other Person in a transaction in which the surviving entity is a Wholly-Owned Consolidated Subsidiary; provided that the surviving corporation shall be a Borrower organized under the laws of an Approved Jurisdiction, and (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to any other Person.

Section 6.03.     Priority Indebtedness.  In the case of Subsidiaries, incur, create, assume or permit to exist any Priority Indebtedness if, immediately after giving effect to the incurrence thereof, the aggregate amount of Priority Indebtedness would exceed 12.5% of the Consolidated assets of the Company and its Consolidated Subsidiaries as reflected in the annual or quarterly report then most recently filed by the Company with the Securities and Exchange Commission.

Section 6.04.     Fundamental Changes.  Engage to any material extent in any business except businesses of the types conducted by the Borrowers and their Subsidiaries on the date of this Agreement and businesses reasonably related thereto.

Article 7
Financial Covenant

Section 7.01.     Leverage.  The Company will not permit the ratio, as of the last day of any fiscal quarter, of (a) the sum of Total Debt plus Securitization Financing, in each case on such date to (b) Consolidated EBITDA for the four fiscal quarters ended on such date to be greater than 3.25:1.

Article 8
Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)          any representation or warranty made, or deemed made, in or pursuant to the Loan Documents, or any representation, warranty, statement or information contained in any written report, certificate, financial statement or other instrument furnished by or on behalf of any Credit Party in connection with or pursuant to the Loan Documents, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b)          default shall be made in the payment of any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or pursuant to any provision of the Loan Documents or otherwise;

(c)          default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in (b) above) due under the Loan Documents, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Domestic Business Days;

(d)          default shall be made in the due observance or performance by the Company or any Subsidiary of any covenant, condition or agreement contained in Section 5.05(a), Section 5.07, Article 6 or Article 7 and such default shall continue unremedied for a period of five Domestic Business Days after the earlier of (i) a Financial Officer of the Company becoming aware thereof and (ii) notice thereof from the Administrative Agent or any Lender to the Company;

(e)          default shall be made in the due observance or performance by the Company or any Subsidiary of any covenant, condition or agreement contained in the Loan Documents (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of ten Domestic Business Days after notice thereof from the Administrative Agent or any Lender to the Company;

(f)          the Company or any Subsidiary shall (i) fail to pay any of its Indebtedness (excluding Indebtedness owing to the Company or any of its Subsidiaries) in excess of $100,000,000 in the aggregate when due and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or (ii) fail to observe or perform any term, covenant or condition on its part to be observed or performed under any agreement or instrument relating to any such Indebtedness, when required to be observed or performed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate, or permit the acceleration of, the maturity of such Indebtedness or such Indebtedness has been accelerated and such acceleration has not been rescinded; or any amount of Indebtedness in excess of $100,000,000 shall be required to be prepaid, defeased, purchased or otherwise acquired by the Company or any Subsidiary (other than by a regularly scheduled required prepayment and other than secured Indebtedness that becomes due as a result of the voluntary transfer of assets securing such Indebtedness), prior to the stated maturity thereof;

(g)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any Significant Subsidiary, or of a substantial part of the property or assets of the Company or any Significant Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary, or for a substantial part of the property or assets of the Company or any Significant Subsidiary, or (iii) the winding-up or liquidation of the Company or any Significant Subsidiary; and such proceeding or petition shall continue undismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered;

(h)          the Company or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary, or for a substantial part of the property or assets of the Company or any Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of authorizing any of the foregoing;

(i)          one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against the Company, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed; provided, however, that any such judgment shall not be included in the calculation of the aggregate amount of judgments under this clause (i) if and for so long as (A) the amount of such judgment is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment;

(j)          a Change in Control shall occur;

(k)          the provisions of Article 11 shall cease to constitute valid, binding and enforceable obligations of the Company for any reason, or any Credit Party shall have so asserted in writing; or

(l)          an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to any Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of the Required Lenders, by notice to the Company, take either or both of the following actions at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable, whereupon the principal of the Loans, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of any Borrower accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein to the contrary notwithstanding; and upon the occurrence of any event described in paragraph (g) or (h) above with respect to any Borrower, the Commitments shall automatically terminate and the principal of all Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein to the contrary notwithstanding.

Article 9
The Agents

Section 9.01.     Appointment and Authorization of Administrative Agent.  Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to it by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 9.02.     Rights and Powers of Administrative Agent as a Lender.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 9.03.     Limited Duties and Responsibilities of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and (c) except as expressly set forth in any Loan Document, the Administrative Agent shall not have any duty to disclose, and shall not be liable to any Lender for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered under any Loan Document or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04.     Authority of Administrative Agent to Rely on Certain Writings, Statements and Advice.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it in good faith, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05.     Sub-Agents and Related Parties.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06.     Resignation; Successor Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as a successor Administrative Agent hereunder, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 9.07.     Credit Decisions by Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon the Loan Documents, any related agreement or any document furnished hereunder or thereunder.

Section 9.08.     Administrative Agent’s Fee.  The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

Section 9.09.     Other Agents.  Nothing in the Loan Documents shall impose on any Agent other than the Administrative Agent, in its capacity as an Agent, any obligation or liability whatsoever.

Article 10
Representations and Warranties of Eligible Subsidiaries

Each Eligible Subsidiary shall be deemed by the execution and delivery of its Election to Participate to have represented and warranted as of the date thereof that:

Section 10.01.  Organization; Powers.  Such Eligible Subsidiary  (a)  is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority to execute, deliver and perform its obligations hereunder and under each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder and (c)  is a Wholly-Owned Consolidated Subsidiary.

Section 10.02.  Authorization.  The Transactions and the execution and delivery by such Eligible Subsidiary of its Election to Participate and the performance by such Eligible Subsidiary of this Agreement, (a) have been duly authorized by all requisite corporate, partnership, limited liability company or analogous and, if required, stockholder, partner, member or analogous action and (b) will not (i) materially violate any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such Eligible Subsidiary, (ii) materially violate any order of any Governmental Authority or (iii) materially violate any provision of any material indenture, agreement or other instrument to which such Eligible Subsidiary is a party or by which any of them or any of their property is or may be bound, (iv) be in material conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a material default under any such indenture, agreement or other instrument or (v) result in the creation or imposition of any Lien upon any property or assets of such Eligible Subsidiary (other than under any Loan Document).

Section 10.03.  Enforceability.  Its Election to Participate has been duly executed and delivered by such Eligible Subsidiary, and this Agreement constitutes a legal, valid and binding obligation of such Eligible Subsidiary enforceable against such Eligible Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 10.04.  Taxes.  Except as disclosed in such Election to Participate, there is no income, stamp or other tax of any country, or any taxing authority thereof or therein, imposed by or in the nature of withholding or otherwise, which is imposed on any payment to be made by such Eligible Subsidiary pursuant hereto, or is imposed on or by virtue of the execution, delivery or enforcement of its Election to Participate.

Article 11
Guaranty

Section 11.01.  The Guaranty.  The Company hereby unconditionally and absolutely guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan made to and each obligation to reimburse any LC Disbursement incurred by each other Borrower pursuant to this Agreement, and the full and punctual payment of all other amounts payable by each other Borrower under this Agreement.  Upon failure by any other Borrower to pay punctually any such amount, the Company agrees that it shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.

Section 11.02.  Guaranty Unconditional.  The obligations of the Company hereunder shall be unconditional, irrevocable and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

                   (a)          any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Borrower or any other Person under any Loan Document or by operation of law or otherwise (except to the extent the foregoing expressly releases the Company’s obligations under this Article 11);

                  (b)          any modification or amendment of or supplement to any Loan Document (other than any modification, amendment or supplement of this Article 11 effected in accordance with Section 12.02);

                   (c)          any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Borrower or any other Person under any Loan Document;

                  (d)          any change in the corporate existence, structure or ownership of any Borrower or any other Person or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or any other Person or its assets or any resulting release or discharge of any obligation of any Borrower or any other Person contained in any Loan Document;

                   (e)          the existence of any claim, set-off or other rights which the Company may have at any time against any other Borrower, the Administrative Agent, any Lender or any other Person, whether in connection herewith or with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

                   (f)          any invalidity or unenforceability relating to or against any Borrower or any other Person for any reason of any Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by any Borrower of the principal of or interest on any Loan or any other amount payable by it under any Loan Document; or

                  (g)          any other act or omission to act or delay of any kind by any Borrower, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Company’s obligations hereunder (in each case other than payment in full of the obligations guaranteed hereunder).

Section 11.03.  Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.  Each of the Company’s obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans and all other amounts payable hereunder by the Company and each other Borrower under this Agreement shall have been paid in full in cash (or backed by a standby letter of credit or cash collateralized, in each case in amounts and on terms satisfactory to the Issuing Bank and the Administrative Agent) and all LC Disbursements shall have been reimbursed.  If at any time any payment of the principal of or interest on any Loan or any other amount payable by any other Borrower under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower or otherwise, the Company’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 11.04.  Waiver by the Company.  The Company irrevocably waives acceptance of its guaranty under this Article 11, presentment, demand (except as provided in Section 11.01), protest and any notice not provided for herein, as well as, solely for purposes of Article 11 any requirement that at any time any action be taken by any Person against any Borrower or any other Person.  The Company’s guaranty hereunder is a guaranty of payment and not merely of collection.

Section 11.05.  Subrogation.  Upon making any payment with respect to any Borrower hereunder, the Company shall be subrogated to the rights of the payee against such Borrower with respect to such payment; provided that the Company shall not enforce any payment by way of subrogation unless all amounts of principal of and interest on the Loans to such Borrower and all other amounts payable by such Borrower under this Agreement have been paid in full in cash.

Section 11.06.  Stay of Acceleration.  If acceleration of the time for payment of any amount payable by any Borrower under this Agreement is stayed upon insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 11.07.  Continuing Guaranty.  The Company’s guaranty hereunder is a continuing guaranty, shall be binding on the Company and its successors and assigns, and shall be enforceable by the Lenders.  If all or part of any Lender’s interest in any obligation guaranteed by the Company is assigned or otherwise transferred, the transferor’s rights under the Company’s guaranty, to the extent applicable to the obligation so transferred, shall automatically be transferred with such obligation.

Article 12
Miscellaneous

Section 12.01.  Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)         if to the Company, to it at Cummins Inc., 500 Jackson Street, Box 3005, Columbus, Indiana  47202-3005, Attention of Vice President/Chief Investment Officer (Facsimile No. (812) 377-9990);

(ii)        if to any other Borrower or Eligible Subsidiary, to it care of the Company;

(iii)       if to the Administrative Agent:

(A)          if such notice is required by the terms hereof to be given to the Administrative Agent at its London office, to J.P. Morgan Europe Limited, Loans Agency 6th Floor, 25 Bank Street, Canary Wharf, London E145JP, United Kingdom, Attention: Loans Agency (Facsimile No. 44 20 7777 2360), with a copy to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, Newark, DE 19713, Attention of Rima Gandhi (Facsimile No. 302-634-4250);
(B)          otherwise to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, Newark, DE 19713, Attention of Rima Gandhi (Facsimile No. 302-634-4250);

(iv)       if to JPMCB as Issuing Bank, to it at JPMorgan Chase Bank, N.A., 10420 Highland Manor Drive, Floor 4, Tampa, Florida 33610, Attention of Standby LC Dept. James Alonzo/Ralph Davis (Facsimile No. 813-432-5161) and, if such notice concerns a Letter of Credit denominated in an Alternative Currency, also to it at JPMorgan Europe London Office (Facsimile No. 44 207 777 2360);

(v)        if to JPMCB as Swingline Lender, to it at JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, Newark, DE 19713, Attention of Rima Gandhi (Facsimile No. 302-634-4250);

(vi)       if to BofA as Swingline Lender, to it at Bank of America, N.A., 901 Main St. 14th Floor, TX1-492-14-12, Dallas, TX 75202.3714, Attention of Eldred Sholars (Facsimile No. 214-290-9485); and

(vii)      if to ING Bank N.V., Dublin Branch, as Swingline Lender, to it at ING Bank N.V., Block 4, Dundrum Town Centre, Sandyford Road, Dundrum, Dublin 16, Ireland, Attention of Alan Maher (Facsimile No. 353 1 638 4060).

(viii)     if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)          Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if received during the recipient’s normal business hours.

Section 12.02.  Waivers; Amendments.  (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

                  (b)          No Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders; provided that no such agreement shall

(i)          (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby, (C) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (D) change Section 2.18(b) or Section 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, or change any provision requiring that funding of amounts by the Lenders be on a ratable basis, without the written consent of each Lender directly and adversely affected thereby, (E) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (F) release the Company from its guaranty under Article 11 hereof, or limit its liability in respect of such guaranty, without the written consent of each Lender, or (G) change any of the provisions of Section 2.23 without the consent of the Administrative Agent, the Swingline Lenders and the Issuing Banks; provided that no consent of any Defaulting Lender shall be required pursuant to clause (D) or (E) above as to any modification that does not adversely affect such Defaulting Lender in a non-ratable manner;

(ii)          amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or any Swingline Lender under any Loan Document without the prior written consent of the Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be; or

(iii)          (A) subject any Eligible Subsidiary or Original Subsidiary Borrower to any additional obligation without the written consent of such Borrower, (B) increase the principal of or rate of interest on any outstanding Loan of any Eligible Subsidiary or Original Subsidiary Borrower without the written consent of such Borrower, (C) accelerate the stated maturity of any outstanding Loan of any Eligible Subsidiary or Original Subsidiary Borrower without the written consent of such Borrower or (D) change this proviso (iii) without the prior written consent of each Eligible Subsidiary and each Original Subsidiary Borrower.

Section 12.03.  Expenses; Indemnity; Damage Waiver.  (a) The Company shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent, and its Affiliates, including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

                  (b)          The Company shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, relating to (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or any of its Affiliates or representatives, (ii) from the material breach in bad faith by such Indemnitee of its express obligations under the Loan Documents or (iii) a dispute solely among Indemnitees (other than a dispute involving a claim against an Indemnitee in its capacity as an arranger or agent in respect of the Agreement, and in any such event described in this clause (iii) solely to the extent that the underlying dispute does not arise as a result of any action, inaction, representation or misrepresentation of, or information provided, or that was failed to be provided, by or on behalf of, the Company or any of its Subsidiaries).

                   (c)          To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or such Swingline Lender in its capacity as such.

                  (d)          To the extent permitted by applicable law, each Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Loan Documents or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

                   (e)          All amounts due under this Section shall be payable promptly after written demand therefor.

Section 12.04.  Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Company; provided that (x) no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below)(it being understood that the Company shall nevertheless receive prompt notice of any such assignment to a Lender, an Affiliate of a Lender or an Approved Fund) or, if an Event of Default under paragraph (b), (c), (g) or (h) of Article 8 has occurred and is continuing, any other assignee and (y) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Euro-Currency Business Days after receipt of written notice thereof; and
(B)          the Administrative Agent, each Issuing Bank and each Swingline Lender; provided that no consent of the Administrative Agent, any Issuing Bank or any Swingline Lender, shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii)          Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent; provided that no such consent of the Company shall be required if an Event of Default under paragraph (b), (c), (g) or (h) of Article 8 has occurred and is continuing;

(B)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
(E)          in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in paragraph (i) of the first proviso to Section 12.02(b) that affects such CLO.

For the purposes of this Section 12.04(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16, 2.17 and 12.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)          Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)          (i) Any Lender may, without the consent of any Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) each Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in paragraph (i) of the first proviso to Section 12.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16 and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of each Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code.  The entries in the Participant Register shall be conclusive absent clearly demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii)          A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 2.16 unless the Participant complies with the obligations of (e), (f), (g), (h) and (i) as if it were a Lender (it being understood that the documentation required shall be delivered to the participating Lender and, if required by law for reduced withholding, copies shall be delivered to the Company and the Administrative Agent).

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)          The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.05.  Survival.  All covenants, agreements, representations and warranties made by the Company and any other Borrower herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit (other than those backed by a standby letter of credit or cash collateralized, in each case in amounts and on terms satisfactory to the Issuing Bank and the Administrative Agent) is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16, 2.17 and 12.03 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 12.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08.  Right of Set-off.  If an Event of Default shall have occurred and be continuing and the maturity of the Loans has been accelerated under Article 8, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Credit Party against any of and all the obligations of such Credit Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

Section 12.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement shall be construed in accordance with and governed by the internal law of the State of New York.

(b)          Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment arising out of or relating to any Loan Document, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against any Credit Party or its properties in the courts of any jurisdiction.

(c)          Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.01.  Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 12.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.11.  Judgment Currency.  If, under any applicable law and whether pursuant to a judgment being made or registered against any Borrower or for any other reason, any payment under or in connection with any Loan Document is made or satisfied in a currency (the “Other Currency”) other than that in which the relevant payment is due (the “Required Currency”) then, to the extent that the payment (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the party entitled thereto (the “Payee”) to purchase the Required Currency with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of any Loan Document, such Borrower shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such short-fall.  For the purpose of this Section, “rate of exchange” means the rate at which the Payee is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any premium and other costs of exchange.

Section 12.12.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.13.  Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will agree to keep such Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over it or in connection with any pledge or assignment permitted under Section 12.04(d), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations under this Agreement, (g) with the prior written consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company.  For the purposes of this Section, “Information” means all information received from or on behalf of the Company or any of its Affiliates relating to the Company or its business or any of its Affiliates or their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.14.  USA Patriot Act Notification.  Each Lender subject to the Act (as defined below) hereby notifies the Borrowers that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.  The Borrowers agree to cooperate with each Lender and provide true, accurate and complete information to such Lender in response to any such request.

Section 12.15.  No Fiduciary Duty.  Each Agent, each Lender and their Affiliates (collectively, the “Lender Parties”), may have economic interests that conflict with those of the Borrowers.  Each Borrower agrees that, except as expressly provided otherwise in Section 12.04(b)(iv), nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender Parties and the Borrowers, its stockholders or its affiliates in connection with the transactions contemplated hereby.  The Borrowers acknowledge and agree that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrowers, on the other, (ii) in connection therewith and with the process leading to such transactions contemplated by the Loan Documents each of the Lender Parties is acting solely as a principal and not the fiduciary of each of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender Party or any of its affiliates has advised or is currently advising any Borrower on other matters) and (iv) each Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate.  Each Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to the transactions contemplated hereby and the process leading thereto.  Each Borrower agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower, in connection with the transactions contemplated hereby or the process leading thereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

CUMMINS INC.
By:	/s/ Richard E. Harris
	Name:	Richard E. Harris
	Title:	Vice President – Chief Investment Officer

CUMMINS LTD.
By:	/s/ Amanda Robinson
	Name:	Amanda Robinson
	Title:	Director

CUMMINS POWER GENERATION LTD.
By:	/s/ Richard Meadows
	Name:	Richard Meadows
	Title:	Director

CUMMINS GENERATOR TECHNOLOGIES LIMITED
By:	/s/ Jeremy Berenzweig
	Name:	Jeremy Berenzweig
	Title:	Director

AUSTRALIA AND NEW ZEALAND

   BANKING GROUP LIMITED, as Lender

By:     /s/ Robert Grillo

                  Name:  Robert Grillo

                  Title:   Director

BANK OF AMERICA, N.A., as Swingline

   Lender and Lender

By:      /s/ Brian Lukehart

                  Name:  Brian Lukehart

                  Title:  Vice President

Citibank, N.A., as Lender

By:       /s/ Paul Burroughs

                  Name:  Paul Burroughs

                  Title:   Managing Director

                              Citibank, N.A.

                              388 Greenwich Street 34th Fl

                              212-816-5053

CREDIT AGRICOLE CORPORATE AND

   INVESTMENT BANK, as Lender

By:       /s/ Blake Wright

                  Name:  Blake Wright

                  Title:   Managing Director

By:       /s/ Corey Billups

                  Name:  Corey Billups

                  Title:   Managing Director

EXPORT DEVELOPMENT CANADA, as Lender

By:       /s/ Rami Gabriel

                  Name:  Rami Gabriel

                  Title:   Senior Financing Manager

By:       /s/ Janine Dopson

                  Name:  Janine Dopson

                  Title:   Financing Manager

Goldman Sachs Bank USA, as Lender

By:       /s/ Mark Walton

                  Name:  Mark Walton

                  Title:   Authorized Signatory

HSBC Bank USA, N.A., as Lender

By:      /s/ Graeme Robertson

                  Name:  Graeme Robertson

                  Title:   Vice President

ING BANK N.V., DUBLIN BRANCH, as

   Swingline Lender and Lender

By:      /s/ Aidan Neill

                  Name:  Aidan Neill

                  Title:   Director

By:       /s/ Padraig Matthews

                  Name:  Padraig Matthews

                  Title:   Vice President

JPMORGAN CHASE BANK, N.A., as

   Administrative Agent, Issuing Bank,

   Swingline Lender, and Lender

By:      /s/ Richard W. Duker

                  Name:  Richard W. Duker

                  Title:   Managing Director

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as

Lender

By:      /s/ Thomas Danielson

                  Name:  Thomas Danielson

                  Title:   Authorized Signatory

The Northern Trust Company, as Lender

By:      /s/ Michael Fornal

                  Name:  Michael Fornal

                  Title:   Vice President

PNC BANK, NATIONAL ASSOCIATION

   As Lender

By:       /s/ Richard Ellis

                  Name:  Richard Ellis

                  Title:   Executive Vice President

THE ROYAL BANK OF SCOTLAND PLC,

   as Lender

By:       /s/ James Welch

                  Name:  James Welch

                  Title:   Director

THE BANK OF NOVA SCOTIA, as Lender

By:       /s/ Paul J. Czach

                  Name:  Paul J. Czach

                  Title:   Managing Director

SOVEREIGN BANK, N.A., as Lender

By:       /s/ Cameron D. Gateman

                  Name:  Cameron D. Gateman

                  Title:   SVP-Large Corporate Banking

                              Sovereign Bank N.A.

                              45 East 53rd Street – 10th Floor

                              New York, NY 10022

Standard Chartered Bank, as Lender

By:      /s/ Johanna Minaya

                  Name:  Johanna Minaya

                  Title:   Associate Director

By:       /s/ Robert Reddington

                  Name:  Robert Reddington

                  Title:   Credit Documentation Manager

U.S. BANK N.A., as Lender

By:       /s/ Michael P. Dickman

                  Name:  Michael P. Dickman

                  Title:   Vice President

Wells Fargo Bank, N.A., as Lender

By:       /s/ Thomas P. Trail

                  Name:  Thomas P. Trail

                  Title:   Director

Bank of China, New York, as Lender

By:        /s/ Haifeng Xu

                  Name:  Haifeng Xu

                  Title:   Executive Vice President

Schedule 1.01

APPLICABLE LENDING
OFFICE SCHEDULE

MANDATORY COST

1.         The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.         On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.         The Associated Costs Rate for any Lender lending from an Applicable Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Applicable Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Applicable Lending Office.

4.         The Associated Costs Rate for any Lender lending from an Applicable Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)       in relation to a Loan in Pounds Sterling:

AB + C(B–D) + E × 0.01	per cent. per annum
100 – (A + C)

(b)       in relation to a Loan in any currency other than Pounds Sterling:

E × 0.01	per cent. per annum.
300

Where:

A         is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B         is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Cost) and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.12(d) payable for the relevant Interest Period on the Loan.

C         is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D         is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E          is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.         For the purposes of this Schedule:

(a)       “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)       “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)       “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)       “Reference Banks” means, in relation to Mandatory Cost, the principal London offices of JPMorgan Chase Bank, N.A. and Bank of America, N.A. and, in relation to EURIBOR, the principal offices of JPMorgan Chase Bank, N.A. and Bank of America, N.A. in the relevant jurisdiction or such other banks as may be appointed by the Administrative Agent in consultation with the Borrowers.

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(e)       “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(f)        “Unpaid Sum” means any sum due and payable but unpaid by a Borrower under the Loan Documents.

6.         In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.         If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.         Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate.   In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)       the jurisdiction of its Applicable Lending Office; and

(b)       any other information that the Administrative Agent may reasonably require for such purpose.

            Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.         The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with an Applicable Lending Office in the same jurisdiction as its Applicable Lending Office.

10.       The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

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11.       The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.       Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.       The Administrative Agent may from time to time, after consultation with the relevant Borrowers and Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

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Schedule 2.01

COMMITMENTS

	Commitment	Percentage of Total Commitment
JPMorgan Chase Bank, N.A.	$140,000,000.00	8.0%
Bank of America, N.A.	$140,000,000.00	8.0%
ING Bank N.V., Dublin Branch	$140,000,000.00	8.0%
Export Development Canada	$110,000,000.00	6.3%
HSBC Bank USA, N.A.	$110,000,000.00	6.3%
The Royal Bank of Scotland plc	$110,000,000.00	6.3%
U.S. Bank N.A.	$110,000,000.00	6.3%
Australia and New Zealand Banking Group Limited	$87,500,000.00	5.0%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$87,500,000.00	5.0%
The Northern Trust Company	$87,500,000.00	5.0%
Standard Chartered Bank	$87,500,000.00	5.0%
Bank of China, New York	$70,000,000.00	4.0%
Citibank, N.A.	$70,000,000.00	4.0%
Credit Agricole CIB	$70,000,000.00	4.0%
Goldman Sachs Bank USA	$70,000,000.00	4.0%
PNC Bank, National Association	$70,000,000.00	4.0%
Sovereign Bank N.A.	$70,000,000.00	4.0%
Wells Fargo Bank, N.A.	$70,000,000.00	4.0%
The Bank of Nova Scotia	$50,000,000.00	2.9%
Total	$1,750,000,000.00	100%

Schedule 2.05

EXISTING LETTERS OF CREDIT
As of 11/2/2012

Issuing Bank	Applicant	CCY	USD Equivalent
JP Morgan Chase - US	Cummins Inc.	USD	981,000
JP Morgan Chase - US	Cummins Inc.	USD	1
JP Morgan Chase - US	Cummins Inc.	USD	1,500,000
JP Morgan Chase - US	Cummins Inc.	USD	1,860,000
JP Morgan Chase - US	Cummins Inc.	USD	6,100,000
JP Morgan Chase - US	Cummins Inc.	USD	2,500,000
JP Morgan Chase - US	Cummins Inc.	USD	375,436
JP Morgan Chase - US	Cummins Inc.	USD	1,000,000
JP Morgan Chase - US	Cummins Inc.	USD	2,500,000
JP Morgan Chase - US	Cummins Inc.	USD	4,750,000

	TOTAL – INCLUDED IN REVOLVER		21,566,437

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [____________________] (the “Assignor”) and [____________________]  (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________
2.	Assignee:	______________________________ [and is an Affiliate/Approved Fund of [identify Lender][1]]
3.	Borrower(s):	Cummins Inc., Cummins Ltd., Cummins Power Generation Ltd. and Cummins Generator Technologies Limited

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement
5.	Credit Agreement:

The Credit Agreement dated as of November 9, 2012 among Cummins Inc., Cummins Ltd., Cummins Power Generation Ltd. and Cummins Generator Technologies Limited, the Eligible Subsidiaries referred to therein, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Issuing Bank and Swingline Lender, and the other agents parties thereto

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE

[NAME OF ASSIGNOR]
By:
Title:

2

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Title:

[Consented to:]

[NAME OF RELEVANT PARTY]
By:
Title:

3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1       Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.      Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Section 2.16 thereof), duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.         Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

A-1

3.         General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or email shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

A-2

EXHIBIT B-1

FORM OF OPINION OF COMPANY’S EXTERNAL COUNSEL

November 9, 2012

JPMorgan Chase Bank, N.A.,

as Administrative Agent,

and the Lenders, care of the Administrative Agent

1111 Fannin St, Floor 10

Houston, Texas 77002, USA

Re: Cummins Inc., Cummins Ltd., Cummins Power Generation Ltd. and Cummins Generator Technologies Limited External Counsel Legal Opinion Regarding the Credit Agreement

Ladies and Gentlemen:

We have acted as special New York counsel to Cummins Inc., an Indiana corporation (the “Company”), its subsidiaries, Cummins Ltd., Cummins Power Generation Ltd. and Cummins Generator Technologies Limited, each a limited liability company organized under the laws of the jurisdiction of England and Wales (collectively, the “Original Subsidiary Borrowers”; the Original Subsidiary Borrowers, together with the Company, the “Opinion Parties”, and individually, an “Opinion Party”), and give this opinion pursuant to Section 4.01(b) of the Credit Agreement (the “Credit Agreement”) dated as of the date hereof among the Opinion Parties, the Eligible Subsidiaries referred to therein, the Lenders and Agents party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), and as Issuing Bank and Swingline Lender.  Except as otherwise indicated herein, capitalized definitional terms in this opinion have the meanings set forth in the Credit Agreement.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including:

(a)       the Credit Agreement;

(b)       the Receivables Sale Agreement, dated as of April 26, 2010 (the “Receivables Sale Agreement”), among the Company, Cummins Filtration Inc. and Cummins Power Generation Inc., as sellers, and Cummins Trade Receivables, LLC, as buyer; and

B1-1

(c)       the Receivables Purchase Agreement, dated as of April 26, 2010 (the “Receivables Purchase Agreement”), among Cummins Trade Receivables, LLC, the Company, as servicer, Cummins LLC Member, Inc., the Committed Purchasers referred to therein, the Conduit Purchasers referred to therein, the Managing Agents referred to therein and JPMorgan Chase Bank, N.A., as agent for the Purchasers referred to therein.

The Receivables Sale Agreement and the Receivables Purchase Agreement are hereinafter referred to collectively as the “Receivables Facility”.

We note that various issues concerning certain corporate matters regarding the Company are addressed in the opinion dated the date hereof of Sharon Barner, counsel to the Company, and various issues concerning the Original Subsidiary Borrowers under England and Wales law are addressed in the opinion dated the date hereof of Raymond J. Eyres, counsel to the Original Subsidiary Borrowers, in each case separately provided to you, and we express no opinion with respect to those matters (or we have, with your permission, relied in this opinion on such opinions of Sharon Barner and Raymond J. Eyres as to such matters without independent verification of the substance of such opinions).

In rendering this opinion, we have, with your permission, and without investigation, verification or inquiry, (i) relied as to all factual matters on the representations, warranties and certifications of the parties set forth in the Credit Agreement and each of the certificates delivered pursuant thereto and (ii) assumed that:

(a)       Each of the parties to the Credit Agreement is duly organized and validly existing under the laws of its jurisdiction of organization;

(b)       Each of the parties to the Credit Agreement has the necessary right, power, and authority to execute and deliver, and perform its obligations under, the Credit Agreement; the transactions therein contemplated have been duly authorized by all parties thereto; the Credit Agreement has been duly executed, delivered, and accepted by all parties thereto; and the Credit Agreement constitutes the legal, valid, and binding obligation of all parties thereto, other than the Opinion Parties;

(c)       There is no oral or written agreement, understanding, course of dealing, or usage of trade that affects the rights and obligations of the parties set forth in the Credit Agreement or that would have an effect on the opinions expressed herein; there are no judgments, decrees, or orders that impair or limit the ability of any Opinion Party to enter into, execute, and deliver and perform, observe, and be bound by the Credit Agreement and the transactions contemplated therein; and there has been no waiver of any of the provisions of the Credit Agreement by conduct of the parties or otherwise;

(d)       All natural persons who are signatories to the Credit Agreement or the other documents reviewed by us were legally competent at the time of execution; all signatures on the Credit Agreement and the other documents reviewed by us are genuine; and the copies of all documents submitted to us are accurate and complete, each such document that is original is authentic, and each such document that is a copy conforms to an authentic original;

B1-2

(e)       The execution and delivery of, and performance by each Opinion Party of its obligations under, the Credit Agreement do not: (i) constitute a breach or violation of the organizational documents of such Opinion Party; (ii) result in a violation of any applicable law, statute, or regulation; (iii) result in a violation of any judgment, order, writ, injunction, decree, determination or award; or (iv) constitute an event of default under or result in a breach or violation of any agreement or other instrument (other than those agreements or instruments specifically addressed in this opinion) (a) which affects or purports to affect the Opinion Parties’ rights to borrow money, or (b) violation of which could have a material adverse effect on the property, financial condition, or business operations of any Opinion Party; and

(f)        No authorization, consent, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required to be obtained or made by any Opinion Party for the due execution and delivery of, or performance of their respective payment obligations under, the Credit Agreement except (i) such as have been duly obtained or made and are in full force and effect, (ii) such filings and other actions as may be required to perfect any lien or security interest which the Credit Agreement purports to create and (iii) such as may be required by orders, decrees and the like that are specifically applicable to any Opinion Party and of which we have no knowledge.

Based upon the foregoing, but subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that:

1.         The Credit Agreement is the valid and binding obligation of each Opinion Party enforceable against such Opinion Party in accordance with its terms.

2.         The execution and delivery of, and performance by each Opinion Party of their respective obligations under, the Credit Agreement do not constitute an Amortization Event (as defined in the Receivables Purchase Agreement) or result in a breach or violation of the Receivables Facility.

*          *          *

The foregoing opinions are subject to the following additional assumptions and qualifications:

A.        Our opinion is limited by:

(i)        Applicable bankruptcy, receivership, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, and other similar laws and judicially developed doctrines relating to or affecting creditors’ or secured creditors’ rights and remedies generally;

B1-3

(ii)       General principles of equity, regardless of whether such principles are considered in a proceeding in equity or at law, and limitations on the availability of specific performance, injunctive relief, and other equitable remedies;

(iii)      The possibility that certain rights, remedies, waivers, and other provisions of the Credit Agreement may not be enforceable; nevertheless, such unenforceability will not render the Credit Agreement invalid as a whole or preclude (a) judicial enforcement of the obligations of the Opinion Parties to repay the principal, together with interest thereon (to the extent not deemed a penalty), as provided in the Credit Agreement or (b) acceleration of the obligations of the Opinion Parties to repay such principal, together with such interest, upon a material default in a material provision of the Credit Agreement; and

(iv)      Rights to indemnification which may be limited by applicable law or equitable principles or otherwise unenforceable as against public policy.

B.        We express no opinion herein as to any provision in the Credit Agreement:  (i) that relates to the subject matter jurisdiction of any federal court of the United States of America, or any federal appellate court, to adjudicate any controversy related to the Credit Agreement, (ii) that contains a waiver of an inconvenient forum, (iii) that relates to a right of set-off in respect of purchases of interests in Loans or with respect to parties that may not hold mutual debts, (iv) that provides for liquidated damages or (v) that relates to the waiver of rights to jury trial.

C.        We have made no examination of, and express no opinion as to, whether or not any Opinion Party is in compliance with any representations or warranties, affirmative or negative covenants or other obligations contained in the Credit Agreement.

D.        We understand that you are satisfying yourselves as to the status under Section 548 of the United States Bankruptcy Code and applicable state fraudulent conveyance laws of the obligations of the Opinion Parties under the Credit Agreement, and we express no opinion thereon.

E.         With respect to our opinions in paragraph 2, we have not reviewed, and express no opinion as to, (i) financial covenants or ratios or similar provisions requiring financial calculations, or any restriction or limitation expressed as an amount or percentage, or determinations to ascertain whether there is any breach of or default under any such provisions, or (ii) provisions relating to the occurrence of a “material adverse effect” or words of similar import.  Moreover, our opinions relating to the Receivables Sale Agreement and Receivables Purchase Agreement are based solely upon the plain meaning of their language without regard to interpretation or construction that might be indicated by the laws governing those agreements.

F.         We express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to the Credit Agreement (other than the Opinion Parties to the extent set forth herein) with any state, federal or other laws or regulations applicable to it or (ii) the legal or regulatory status or the nature of the business of any party (other than the Opinion Parties to the extent expressly set forth herein).

B1-4

G.        We express no opinion herein as to: (i) securities or blue sky laws or regulations; (ii) antitrust or unfair competition laws or regulations; (iii) zoning, land use, or subdivision laws or regulations; (iv) labor, ERISA, or other employee benefit laws or regulations; (v) tax, environmental, racketeering, or health and safety laws or regulations; or (vi) local laws, regulations, or ordinances.

H.        We express no opinion as to whether a federal or state court outside the State of New York will give effect to the New York choice of law provisions in the Credit Agreement.

The opinions expressed herein are limited to the federal laws of the United States and the laws of the State of New York in effect on the date hereof as they presently apply, and we express no opinion herein as to the laws of any other jurisdiction.  These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressees of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein.  Except as expressly set forth herein, this opinion is being provided solely for the purpose of complying with the requirements of Section 4.01(b) of the Credit Agreement and is being rendered solely for the benefit of the addressees hereof.  This opinion may not be used or relied upon for any other purpose, relied upon by any other party, or filed with or disclosed to any governmental authority other than a court in connection with the enforcement or protection of the rights or remedies of any Lender under the Credit Agreement or to a banking examiner or regulator in connection with an examination of any Lender by such governmental authority, without our prior written consent.  Notwithstanding the foregoing, this opinion may also be relied upon by (i) any assignee of any Lender pursuant to the terms of the Credit Agreement and (ii) any participant in all or a portion of a Lender’s rights and/or obligations under the Credit Agreement; in each case on the condition that such reliance must be reasonable under the circumstances existing at the time of reliance, including any changes in fact or law, or any other developments known or reasonably knowable at such time.

Very truly yours,

B1-5

EXHIBIT B-2

FORM OF OPINION OF INTERNAL COUNSEL FOR THE COMPANY

November 9, 2012

JPMorgan Chase Bank, N.A.,

as Administrative Agent,

and the Lenders, care of the Administrative Agent

1111 Fannin St, Floor 10
Houston, Texas 77002

Re:  Cummins Inc. Internal Counsel Legal Opinion Regarding the Credit Agreement

Ladies and Gentlemen:

            Reference is made to the Credit Agreement dated as of the date hereof (the “Credit Agreement”), among Cummins Inc., an Indiana corporation (the “Company”), its subsidiaries, Cummins Ltd., Cummins Power Generation Ltd. and Cummins Generator Technologies Limited (collectively, the “Original Subsidiary Borrowers” and, together with the Company, the “Credit Parties”), the Eligible Subsidiaries referred to therein, the Lenders and Agents party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), and as Issuing Bank and Swingline Lender.  This opinion is being delivered to you pursuant to Section 4.01(b) of the Credit Agreement.  The opinions expressed herein are limited to the laws of the State of Indiana and the federal laws of the United States.  Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

            I note that various issues concerning certain enforceability matters under New York law are addressed in the opinion dated the date hereof of Foley & Lardner LLP, counsel to the Credit Parties, and various issues concerning the Original Subsidiary Borrowers under England and Wales law are addressed in the opinion dated the date hereof of Raymond J. Eyres, counsel to the Original Subsidiary Borrowers, in each case separately provided to you, and I express no opinion with respect to those matters (or I have, with your permission, relied in this opinion on such opinions of Foley & Lardner LLP and Raymond J. Eyres as to such matters without independent verification of the substance of such opinions).

            As chief legal officer of the Company, I advise you that, in my opinion:

1.               The Company is a corporation duly organized, validly existing and in good standing under the laws of Indiana; the Company is duly qualified as a foreign corporation and in good standing in every other jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a material adverse effect on (a) the business, assets, operations or financial condition of the Company and the Subsidiaries taken as a whole, (b) the ability of the Company to perform any of its material obligations under the Loan Documents or (c) the validity or enforceability of, or the rights of or remedies available to the Lenders under, the Loan Documents (a “Material Adverse Effect”).

B2-1

2.               The Company has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have such power and authority could not reasonably be expected to result in a Material Adverse Effect; the Company has the power and authority to execute, deliver and perform its obligations under the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party, and to make the contemplated borrowings thereunder; and the Company has duly executed and delivered the Credit Agreement.

3.               The Transactions (a) have been duly authorized by all requisite corporate action (including any stockholder action, if required) on the part of the Company and (b) will not (i) materially violate any provision of law, statute, rule or regulation applicable to the Company, (ii) to the best of my knowledge, materially violate any order of any Governmental Authority having applicability to the Company, (iii) materially violate any provision of the Restated Articles of Incorporation or By-laws of the Company, (iv) to the best of my knowledge, constitute a material default under any material indenture or loan or credit agreement, or any other material agreement or instrument, to which the Company is a party or by which its properties may be bound or (v) result in the creation or imposition of any Lien upon any property or assets of the Company (except as may be required under any Loan Document).  The Company is not in material default under or in material violation of its Restated Articles of Incorporation or its By-laws or any such law, rule, regulation, order, writ, judgment, decree, determination, award, or material agreement pertaining to borrowed money or similar instrument.

            The opinion expressed in paragraph 3 above does not extend to compliance by the Company with any financial ratio, limitation expressed as a dollar amount (or an amount in another currency) or restricted payments test contained in any indenture or loan or credit agreement, or other material agreement or instrument, to which the Company is party or by which its properties may be bound.

4.               No action, consent or approval of, registration or filing with or other action by any Governmental Authority, including, without limitation, the Securities and Exchange Commission (other than routine disclosure or informational filing), is or will be required in connection with the execution, delivery and performance by the Company of the Loan Documents or the contemplated borrowings thereunder.

5.               There are no actions, suits, proceedings or governmental investigations at law or in equity or by or before any Governmental Authority pending or, to the best of my knowledge, threatened in writing against the Company or any of its assets (a) which involve the Loan Documents or the Transactions or (b) as to which there is a reasonable possibility of an adverse determination which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.               The Company is not (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) subject to any other applicable regulatory scheme which restricts its ability to incur the indebtedness to be incurred under the Loan Documents.

B2-2

7.               The making of the Loans under the Credit Agreement and the use of the proceeds thereof as contemplated by the Credit Agreement will not violate or be inconsistent with any of the provisions of Regulation U or Regulation X of the Board.

*          *          *

            The foregoing opinions are subject to the following additional assumptions and qualifications:

A.        With respect to my opinions in paragraphs 3 and 4, I express no opinion as to compliance by the Company with federal or state laws, statutes, and regulations generally applicable to the conduct of its business or as to consents, approvals, or other actions by federal or state regulatory authorities generally required for the conduct of its business.

B.        I express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to the Loan Documents (other than the Company to the extent set forth herein) with any state, federal or other laws or regulations applicable to it or (ii) the legal or regulatory status or the nature of the business of any party (other than the Company to the extent expressly set forth herein).

C.        I express no opinion herein as to:  (i) securities or blue sky laws or regulations; (ii) antitrust or unfair competition laws or regulations; (iii) zoning, land use, or subdivision laws or regulations; (iv) labor, ERISA, or other employee benefit laws or regulations; (v) tax, environmental, racketeering, or health and safety laws or regulations; or (vi) local laws, regulations, or ordinances.

            This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein.  Except as expressly set forth herein, this opinion is being provided solely for the purpose of complying with the requirements of Section 4.01(b) of the Credit Agreement and is being rendered solely for the benefit of the addressees hereof.  This opinion may not be used or relied upon for any other purpose, relied upon by any other party, or filed with or disclosed to any governmental authority other than a court in connection with the enforcement or protection of the rights or remedies of any Lender under any of the Loan Documents or to a banking examiner or regulator in connection with an examination of any Lender by such governmental authority, without our prior written consent.  Notwithstanding the foregoing, this opinion may also be relied upon by (i) any assignee of any Lender pursuant to the terms of the Credit Agreement and (ii) any participant in all or a portion of a Lender’s rights and/or obligations under the Credit Agreement; in each case on the condition that such reliance must be reasonable under the circumstances existing at the time of reliance, including any changes in fact or law, or any other developments known or reasonably knowable at such time.

Very truly yours,

B2-3

EXHIBIT B-3

FORM OF OPINION OF COUNSEL FOR ORIGINAL
SUBSIDIARY BORROWERS

                                                                                                November 9, 2012

JPMorgan Chase Bank, N.A.,

as Administrative Agent,

and the Lenders, care of the Administrative Agent

1111 Fannin St, Floor 10

Houston, Texas 77002, USA

Re:   Cummins Ltd., Cummins Power Generation Ltd. and Cummins Generator Technologies Limited Internal Counsel Legal Opinion Regarding the Credit Agreement

Ladies and Gentlemen:

                        I am Counsel to Cummins Ltd., Cummins Power Generation Ltd. and Cummins Generator Technologies Limited, each a limited liability company organized under the laws of the jurisdiction of England and Wales (the “Original Subsidiary Borrowers”), and give this opinion pursuant to Section 4.01(b) of the Credit Agreement (the “Credit Agreement”) dated as of the date hereof among Cummins Inc., an Indiana corporation, the Original Subsidiary Borrowers, the Eligible Subsidiaries referred to therein, the Lenders and Agents party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), and as Issuing Bank and Swingline Lender.  The opinions expressed herein are limited to the laws of England and Wales.  Except as otherwise indicated herein, capitalized definitional terms in this opinion have the meanings set forth in the Credit Agreement.

                        I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

                        I note that various issues concerning certain enforceability matters under New York law are addressed in the opinion dated the date hereof of Foley & Lardner LLP, counsel to Cummins Inc. and the Original Subsidiary Borrowers, and various issues concerning certain corporate matters regarding Cummins Inc. are addressed in the opinion dated the date hereof of Sharon Barner, counsel to Cummins Inc., in each case separately provided to you, and I express no opinion with respect to those matters (or I have, with your permission, relied in this opinion on such opinions of Foley & Lardner LLP and Sharon Barner as to such matters without independent verification of the substance of such opinions).

B3-1

            Upon the basis of the foregoing, I am of the opinion:

1.               THAT the Original Subsidiary Borrowers:

A.         are companies duly organized, validly existing and in good standing under the laws of the jurisdiction of England and Wales; and

B.         each is a Wholly-Owned Consolidated Subsidiary;

2.               THAT each Original Subsidiary Borrower has the corporate power to execute and perform the Credit Agreement by authority of its Memorandum and Articles of Association;

3.               THAT each Original Subsidiary Borrower has duly executed and delivered the Credit Agreement;

4.               THAT by virtue of board resolutions passed by the directors of each of the Original Subsidiary Borrowers:

A.         execution by, and delivery of and performance of, its obligations under the Credit Agreement has been duly approved;

B.         the Credit Agreement shall be construed in accordance with and governed by the law of the State of New York, USA; and

C.         Cummins Inc. has been validly appointed by each of the Original Subsidiary Borrowers for the service and/or enforcement of judgment in respect of the Credit Agreement;

5.               THAT execution and delivery of and performance of each of the Original Subsidiary Borrowers’ obligations under the Credit Agreement would not be in material conflict with any statutory, regulatory or corporate obligations (including under its Memorandum and Articles of Association);

6.               THAT execution and delivery of and performance of each of the Original Subsidiary Borrowers’ obligations under the Credit Agreement would not constitute a material breach of a material contract currently binding upon the Original Subsidiary Borrowers;

7.               THAT no requirement exists for the Credit Agreement to be registered with, nor sanction or consent obtained from, any regulatory body;

8.               AND THAT there is no tax, levy, impost, deduction, charge or withholding imposed by the United Kingdom or any governmental authority therein either (i) on or by virtue of the execution, delivery, performance, enforcement or admissibility into evidence of the Loan Documents; or (ii) on any payment to be made by the Original Subsidiary Borrowers pursuant to any Loan Document, except that a withholding tax is imposed by the United Kingdom on payments of interest on any Loan made to a Lender that is a non-resident of the United Kingdom for tax purposes.

*          *          *

B3-2

            The foregoing opinions are subject to the following additional assumptions and qualifications:

A.        With respect to my opinions in paragraphs 5 and 7, I express no opinion as to compliance by each of the Original Subsidiary Borrowers with laws, statutes, and regulations generally applicable to the conduct of its business or as to consents, approvals, or other actions by regulatory authorities generally required for the conduct of its business.

B.        I express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to the Loan Documents (other than the Original Subsidiary Borrowers to the extent set forth herein) with any laws or regulations applicable to it or (ii) the legal or regulatory status or the nature of the business of any party (other than the Original Subsidiary Borrowers to the extent expressly set forth herein).

C.        I express no opinion herein as to:  (i) securities laws or regulations; (ii) antitrust or unfair competition laws or regulations; (iii) zoning, land use, or subdivision laws or regulations; (iv) labor or other employee benefit laws or regulations; (v) tax, environmental, racketeering, or health and safety laws or regulations; or (vi) local laws, regulations, or ordinances.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein.  Except as expressly set forth herein, this opinion is being provided solely for the purpose of complying with the requirements of Section 4.01(b) of the Credit Agreement and is being rendered solely for the benefit of the addressees hereof.  This opinion may not be used or relied upon for any other purpose, relied upon by any other party, or filed with or disclosed to any governmental authority other than a court in connection with the enforcement or protection of the rights or remedies of any Lender under any of the Loan Documents or to a banking examiner or regulator in connection with an examination of any Lender by such governmental authority, without our prior written consent.  Notwithstanding the foregoing, this opinion may also be relied upon by (i) any assignee of any Lender pursuant to the terms of the Credit Agreement and (ii) any participant in all or a portion of a Lender’s rights and/or obligations under the Credit Agreement; in each case on the condition that such reliance must be reasonable under the circumstances existing at the time of reliance, including any changes in fact or law, or any other developments known or reasonably knowable at such time.

                                                                                                Yours faithfully,

B3-3

EXHIBIT C

FORM OF OPINION OF COUNSEL FOR AN ELIGIBLE SUBSIDIARY

To the Lenders and the Administrative Agent

Referred to Below

c/o       JPMorgan Chase Bank, N.A.

            1111 Fannin St, Floor 10
            Houston, Texas 77002

Dear Sirs:

I am counsel to [Name of Eligible Subsidiary], a [Jurisdiction of Incorporation] corporation (the “Borrower”) and give this opinion pursuant to Section 4.03 of the Credit Agreement (the “Credit Agreement”) dated as of November 9, 2012 among Cummins Inc., the other Borrowers and the Lenders and Agents party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Terms defined in the Credit Agreement are used herein as therein defined.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

Upon the basis of the foregoing, I am of the opinion that:

1.         The [Eligible Subsidiary] (a) is a [form of entity] duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is a Wholly-Owned Consolidated Subsidiary.

2.         The Transactions and the execution and delivery by [Eligible Subsidiary] of its Election to Participate and the performance by [Eligible Subsidiary] of the Credit Agreement, (a) have been duly authorized by all requisite [corporate] (including any requisite [stockholder] action) and (b) will not (i) materially violate any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or bylaws of [Eligible Subsidiary], (ii) materially violate any order of any Governmental Authority or (iii) materially violate any provision of any material indenture, agreement or other instrument to which the [Eligible Subsidiary] is a party or by which it or any of its property is or may be bound, (iv) be in material conflict with, result in a material breach of or constitute (alone or with notice or lapse of time or both) a material default under any such indenture, agreement or other instrument or (v) result in the creation or imposition of any Lien upon any property or assets of any Credit Party or any Significant Subsidiary (other than under any Loan Document).

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3.         No action, consent or approval of, registration or filing with or other action by any Governmental Authority, including, without limitation, the Securities and Exchange Commission (other than routine disclosure or informational filing), except such as will have been made or obtained on or before the date hereof and will be in full force and effect, is or will be required in connection with the execution, delivery and performance by [Eligible Subsidiary] of the Loan Documents or the contemplated borrowings thereunder.

4.         [Eligible Subsidiary] is not (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) subject to any other applicable regulatory scheme which restricts its ability to incur the indebtedness to be incurred under the Loan Documents.

5.         [Eligible Subsidiary’s] Election to Participate, and the Credit Agreement constitutes a legal, valid and binding obligation of such [Eligible Subsidiary] enforceable against such [Eligible Subsidiary] in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

6.         Except as disclosed in such Election to Participate, there is no income, stamp or other tax of any country, or any taxing authority thereof or therein, imposed by or in the nature of withholding or otherwise, which is imposed on any payment to be made by [Eligible Subsidiary] pursuant hereto, or is imposed on or by virtue of the execution, delivery or enforcement of its Election to Participate.

                                                                        Very truly yours,

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EXHIBIT D

ELECTION TO PARTICIPATE

________________ , 201_

JPMorgan Chase Bank, N.A., as
Administrative Agent for
the Lenders party to the Credit
Agreement referred to below

Dear Sirs:

Reference is made to the Credit Agreement dated as of November 9, 2012 among Cummins Inc., the other Borrowers and the Lenders and Agents described therein and JPMorgan Chase Bank, N.A.,  as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”).  Terms not defined herein which are defined in the Credit Agreement have for purposes hereof the meanings provided therein.

The undersigned, [Name of Eligible Subsidiary], a [Jurisdiction of Incorporation or Formation] [form of entity], hereby elects to be an Eligible Subsidiary for purposes of the Credit Agreement, effective from the date hereof until an Election to Terminate shall have been delivered on behalf of the undersigned in accordance with the Credit Agreement.  The undersigned confirms that the representations and warranties set forth in Article 10 of the Credit Agreement are true and correct as to the undersigned as of the date hereof, and the undersigned agrees to perform all the obligations of an Eligible Subsidiary under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 12.09 thereof, as if the undersigned were a signatory party thereto.

[Tax disclosure pursuant to Section 10.04]

The address to which all notices to the undersigned under the Credit Agreement should be directed is:

[Address]

D-1

This instrument shall be construed in accordance with and governed by the internal laws of the State of New York.

Very truly yours, [NAME OF ELIGIBLE SUBSIDIARY]
By:
Name:
Title:

The undersigned confirms that [Name of Eligible Subsidiary] is an Eligible Subsidiary for purposes of the Credit Agreement described above.

CUMMINS INC.
By:
Name:
Title:

Receipt of the above Election to Participate is acknowledged on and as of the date set forth above.

JPMORGAN CHASE BANK, N.A. as Administrative Agent
By:
Name:
Title:

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EXHIBIT E

ELECTION TO TERMINATE

________________ , 201_

JPMorgan Chase Bank, N.A., as
Administrative Agent for
the Lenders party to the Credit
Agreement referred to below

Dear Sirs:

Reference is made to the Credit Agreement dated as of November 9, 2012 among Cummins Inc., the other Borrowers and the Lenders and Agents described therein and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”).  Terms not defined herein which are defined in the Credit Agreement have for purposes hereof the meanings provided therein.

The undersigned, [Name of Eligible Subsidiary/Original Subsidiary Borrower], a [Jurisdiction of Incorporation or Formation] [form of entity], hereby elects to terminate its status as an [Eligible Subsidiary][Original Subsidiary Borrower] for purposes of the Credit Agreement, effective as of the date hereof.  The undersigned represents and warrants that all principal and interest on all Loans made to the undersigned and all other amounts payable by the undersigned pursuant to the Credit Agreement have been paid in full on or before the date hereof.  Notwithstanding the foregoing, this Election to Terminate shall not affect any obligation of the undersigned heretofore incurred under the Credit Agreement.

This instrument shall be construed in accordance with and governed by the internal laws of the State of New York.

                                                            Very truly yours,

[NAME OF ELIGIBLE SUBSIDIARY/ ORIGINAL SUBSIDIARY BORROWER]
By:
Name:
Title:

E-1

The undersigned confirms that the status of [Name of Eligible Subsidiary/Original Subsidiary Borrower] as an [Eligible Subsidiary][Original Subsidiary Borrower] for purposes of the Credit Agreement described above is terminated as of the date hereof.

CUMMINS INC.
By:
Name:
Title:

Receipt of the above Election to Terminate is acknowledged on and as of the date set forth above.

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

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EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

[Letterhead of Cummins Inc.]

Agreement:                                                       Credit Agreement

Date of Agreement:                                          November 9, 2012

Description:                                                      Five Year Multicurrency Revolving Facility

Relevant Section:                                             Section 5.04(c) of the Credit Agreement requires a Financial Officer’s certificate to be delivered with quarterly and annual financial statements

Date of financial statements:                           [____________]

Date of Certification:                                      [____________]

Certification:

I [______________], the [_________________________] of Cummins Inc., certify that no Default as defined in the Credit Agreement has occurred [other than those set forth in Schedule [___] hereto, as to which the corrective actions set forth in such Schedule are being or are proposed to be taken].

I further certify the following statement of position relative to Section 7.01, as more fully set forth on Annex 1 hereto:

1.   The ratio as of the last day of the most recently ended fiscal quarter of Total Debt plus Securitization Financing to Consolidated EBITDA for the four fiscal quarters ended on such date was [_______] to 1.0.

Information required to be delivered pursuant to Section 5.04(a), (b) and (d) has been posted to the Company’s website at www.cummins.com and at the Edgar Database at www.sec.gov.

By:      ____________________________

            Name:

            Title:

F-1

ANNEX 1

Credit Agreement
Dated as of November 9, 2012

1. Leverage Ratio (Section 7.01)
TOTAL DEBT (1)	= $

SECURITIZATION FINANCING (2)	$

Consolidated Net Income	$
plus consolidated interest expense	+ $
plus consolidated income tax expense	+ $
plus all amounts attributable to depreciation and amortization	+ $
plus extraordinary or other non-cash losses, costs, expenses or charges	+ $
plus loss of any joint venture accounted for on the equity method (except to the extent the Company or a Subsidiary actually made an investment in such joint venture to offset such loss)	+ $
plus Consolidated EBITDA Addbacks[3] in an aggregate amount not to exceed $200,000,000 during any period of four fiscal quarters
minus extraordinary gains	- $
minus income from joint ventures, except to the extent dividends or distributions were actually paid by such joint venture	- $
CONSOLIDATED EBITDA for the four fiscal quarters ended on such date (3)[4]	= $

LEVERAGE RATIO (((1)+(2))/(3))
REQUIRED RATIO	≤3.25 to 1.0

[1] Select as applicable.

[2] Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[3] “Consolidated EBITDA Addbacks” means (a) fees, costs, expenses, reserves and charges relating to restructurings, including business organization expenses, costs related to the closure and/or consolidation of facilities, retention charges and recruiting, relocation, severance and signing bonuses and expenses, (b) fees, costs, expenses and charges for such period in connection with (i) any issuance or incurrence of indebtedness or equity, (ii) any acquisition or investment and (iii) any divestiture and (c) losses, costs and expenses arising from or in connection with discontinued operations or casualty events.

[4] For the purposes of calculating Consolidated EBITDA, if the applicable Person or any of its Subsidiaries shall have consummated a Specified Transaction (as defined below), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Specified Transaction occurred on the first day of the period.  For purposes hereof, “Specified Transaction” means any transaction or series of related transactions resulting in (a) the acquisition or disposition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition or disposition of in excess of 50% of the Equity Interests of any Person or (c) a merger or consolidation or any other combination with another Person (other than the Company or any of its Subsidiaries).

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